SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

Hess Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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HESS CORPORATION

March 24, 2016

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders, which will be held at Hess Corporation, 1501 McKinney Street, Houston, Texas 77010, on Wednesday, May 4, 2016, at 9:00 a.m., local time. The formal notice of annual meeting and proxy statement, which are contained in the following pages, outline the action to be taken by the stockholders at the meeting.

We are pleased to furnish our proxy materials to our stockholders over the internet, as permitted by Securities and Exchange Commission rules. We believe this process will enable us to provide you with a convenient way to access our proxy materials, while reducing the costs and environmental impact of our annual meeting. A paper copy of our proxy materials may be requested through one of the methods described in the Notice of Internet Availability of Proxy Materials.

It is important that your shares be represented at the meeting whether or not you are personally able to attend. Accordingly, after reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly submit your proxy by telephone, internet or mail as described in your proxy card or Notice of Internet Availability of Proxy Materials. If you submit your proxy over the internet, you will have the opportunity to agree to receive future stockholder documents electronically via email, and we encourage you to do so. If you have received a paper copy of the proxy materials and choose to submit your vote by traditional proxy or voting instruction card, please sign, date and mail the card in the pre-addressed reply envelope provided to you. Your cooperation will be appreciated.

Sincerely yours,

Chief Executive Officer

The attached proxy statement is dated March 24, 2016 and is first being mailed to stockholders on or about March 24, 2016.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains “forward-looking” statements, as defined under the Private Securities Litigation Reform Act of 1995. Generally, the words “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “believe,” “intend,” “project,” “plan,” “predict,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements related to our operations are based on our current understanding, assessments, estimates and projections. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations. As and when made, we believe that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Risk factors that could materially impact future actual results are discussed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

HESS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 4, 2016, at 9:00 a.m.

To the Stockholders:

The annual meeting of stockholders of Hess Corporation will be held at Hess Corporation, 1501 McKinney Street, Houston, Texas 77010, on Wednesday, May 4, 2016, at 9:00 a.m., local time, for the following purposes:

1.	To elect eleven directors for the ensuing one-year term (pages 10 to 56 of the accompanying proxy statement);

2.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers (pages 57 and 58);

3.	To act upon the ratification of the selection by the audit committee of Ernst & Young LLP as independent auditors (pages 59 and 60);

4.	To approve the performance incentive plan for senior officers (pages 61 to 65);

5.	To act upon the stockholder proposal described in the accompanying proxy statement if properly introduced at the meeting (pages 66 to 69); and

6.	To transact any other business which properly may be brought before the meeting.

All stockholders are cordially invited to attend, although only stockholders of record at the close of business on March 17, 2016, the record date for the annual meeting, will be entitled to vote at the meeting.

By order of the board of directors,

George C. Barry

Secretary

March 24, 2016

YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the proxy card in the envelope provided to you, or to use the telephone or internet method of voting described in your proxy card, so that if you are unable to attend the meeting your shares can be voted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 4, 2016:

Hess Corporation’s notice of meeting, proxy statement and 2015 annual report are available at http://www.envisionreports.com/HES

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PROXY SUMMARY

The following section is only a summary of key elements of the proxy statement, it is intended to assist you in reviewing the proxy statement in advance of the annual meeting of stockholders. This summary does not contain all of the information you should consider, and we encourage you to read this entire proxy statement before submitting your votes.

Your vote is important to us. Please exercise your right to vote.

Voting Matters and Board Recommendation

	Board Vote Recommendation	Page Reference (for more detail)
1. Election of eleven director nominees	FOR all of the director nominees	10
2. Advisory approval of the compensation of our named executive officers	FOR	57
3. Ratification of selection of independent registered public accountants	FOR	59
4. Approval of the performance incentive plan for senior officers	FOR	61
5. Stockholder proposal for a report regarding carbon asset risk	AGAINST	66

Nominees for Director

The following table provides summary information about each director nominee. Directors are elected by a majority of votes cast, for one-year terms expiring in 2017.

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Boards	Independent

Rodney F. Chase	72	2013	Former Deputy Group Chief Executive BP	Audit, Governance	1	YES

Terrence J. Checki	70	2014	Former EVP Federal Reserve Bank of NY	Audit	0	YES

John B. Hess	61	1978	Chief Executive Officer		1	NO

Edith E. Holiday	63	1993	Corporate Director and Trustee	Governance (Chair)	3	YES
Risa Lavizzo-Mourey	61	2004	President and CEO, Robert Wood Johnson Foundation	Compensation	0	YES

David McManus	62	2013	Former EVP, Pioneer Natural Resources	Compensation	3	YES
Kevin O. Meyers	62	2013	Former SVP of Americas E&P, ConocoPhillips	Audit	4	YES

John H. Mullin III	74	2007	Chairman, Ridgeway Farm LLC	Governance	0	YES
James H. Quigley	63	2013	Chairman of the Board	Audit (Chair), Compensation	2	YES

Fredric G. Reynolds	65	2013	Former EVP & CFO, CBS Corporation	Audit, Governance	2	YES

William G. Schrader	58	2013	Former COO, TNK-BP Russia	Audit	3	YES

Corporate Governance

Proxy Access. In keeping with our high governance standards and based on stockholder input, the board of directors adopted a proxy access by-law permitting a stockholder, or a group of up to 20 stockholders, owning 3% of our outstanding common stock for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of our board of directors, provided that such stockholders and nominees follow the procedures set forth in our by-laws.

Governance Highlights
✓ 12 of 13 directors are independent (10 of 11 nominees)	✓ Stock ownership policy for executives
✓ Independent chairman	✓ Anti-hedging and pledging policies
✓ Refreshed board (majority within the last 3 years)	✓ Annual board and committee evaluations
✓ Annual election of directors	✓ Stockholder proxy access
✓ Majority vote for director elections	✓ Stockholder outreach
✓ Independent audit, compensation & governance committees
✓ Compensation clawback policy	X NO poison pill

Business, Strategy & Performance

Summary of Hess’ Business. We are a leading global independent energy company engaged in the exploration and production of crude oil and natural gas. In 2015, the board of directors and management team completed the process of transforming Hess from an integrated energy company into a more geographically focused pure play exploration and production (“E&P”) company. This multi-year, strategic transformation was designed to drive cash generative growth and sustainable returns to stockholders by leveraging our lean manufacturing capabilities, exploiting our deepwater drilling and project development capabilities and executing a smaller, more targeted exploratory program. We have a diversified portfolio of high-quality assets, with a balanced mix between unconventional and conventional resources, located onshore and offshore in the U.S. and select locations around the world, where we believe we have a competitive advantage.

Strategy. Our strategy in this “lower for longer” oil price environment is to preserve the strength of our balance sheet, preserve our operating capabilities and preserve our long-term growth options. We plan to focus on value, not volume, and for this reason we intend to reduce our activity levels across our portfolio and pursue further cost reductions in 2016 and beyond to keep our balance sheet strong. It is also important that we maintain our lean manufacturing capabilities and our deepwater drilling and project development capabilities so that we are prepared to ramp-up activity as oil prices recover. We will also proactively manage our financial flexibility so that we can continue to invest in promising cash generative growth options. Nearer term, in developments, we made important progress on the North Malay Basin project, which is expected to begin production in 2017, and at the Stampede field in the Gulf of Mexico, which is expected to begin production in 2018. Longer term, in exploration, we are participating in the Liza prospect in the deepwater offshore Guyana and the Sicily and Melmar prospects in the deepwater Gulf of Mexico. In particular, the Stabroek Block in Guyana has the potential to create substantial long-term value for our stockholders. Our board of directors regularly reviews and actively challenges management on our strategy and is fully supportive of the strategy and of its implementation by management.

Strong Operational Performance in 2015. Through extensive cost reduction efforts, we decreased capital and exploratory expenditures and cash operating costs by approximately $700 million, while increasing net production by 14% from 2014, to 375,000 barrels of oil equivalent per day. In addition, in July 2015, we sold a 50% interest in our Bakken midstream assets for net cash consideration of approximately $2.6 billion. By adhering to this disciplined approach, we finished the year with one of the strongest balance sheets and liquidity positions among our E&P peers, with $2.7 billion of cash, total liquidity including available committed credit facilities of approximately $7.4 billion, and a debt-to-capitalization ratio, excluding the Bakken Midstream joint venture, of approximately 24.4%. In February 2016, we further strengthened our balance sheet and liquidity position by raising an additional $1.6 billion through public offerings of common stock and mandatory convertible preferred stock.

3-Year Relative Performance
A signal of Hess accomplishments: Three-year TSR significantly outperformed the median of our 2015 peers.

Executive Compensation

Response to Low Oil Price Environment. Given the low oil price environment, and our disciplined approach to executive compensation, the compensation and management development committee approved the following compensation actions for 2015 and 2016:

•	held salaries flat at 2014 levels for our named executive officers (“NEOs”) during 2015 and 2016;

•

applied negative discretion to reduce the payouts to our NEOs for the enterprise performance component of the annual incentive plan from 111% to 85%, despite strong 2015 enterprise results, and made no adjustments for 2015 individual performance;

•	held flat annual incentive plan targets for our NEOs in 2015 and 2016; and

•

reduced grant date values of long-term incentive awards for each of our NEOs in 2015 compared to 2014 to reflect the low commodity price environment and manage share utilization, and further reduced grant date values of long-term incentive awards in 2016 by an additional 15% from 2015 levels.

CEO LTI Grant Date Value
2016	$8,080,000
2015	$9,500,000
2014	$9,775,000

Supplemental Disclosure of CEO Total Direct Compensation. The following table illustrates total direct compensation, which reflects the sum of base salary, actual annual incentive award and the grant date fair value of long term incentive awards, paid to our CEO from 2013 to 2015. The amounts reported in this table differ substantially from the amounts required to be reported under SEC rules in the Summary Compensation Table on page 47, and is not a substitute for such information.

CEO Total Direct Compensation
Year	Salary	Annual Incentive Award	Long-Term Incentive Award	Total Direct Compensation
2015	$1,500,000	$1,912,500	$9,500,036	$12,912,536
2014	$1,500,000	$3,037,500	$9,774,979	$14,312,479
2013	$1,500,000	$3,794,917	$8,511,308	$13,806,225

Compensation Program Key Practices. Our compensation program is guided by the following key practices, which we believe promote alignment with the interests of our stockholders.

Key Compensation Practices
✓ Directly link pay to performance and stockholder returns	✓ 2015 Say on Pay Vote: 96.4% Approval
✓ Target total direct compensation within range of market median
✓ Impose cap on CEO incentive compensation payments	X NO hedging or pledging by executives
✓ Compensation plans designed to mitigate undue risk	X NO employment contracts for NEOs
✓ Double-trigger change-in-control severance benefits	X NO dividends or equivalents on unearned LTI awards
✓ Maintain a compensation clawback policy	X NO excise tax gross-ups in new change-in-control agreements
✓ Minimal use of perquisites for executives	X NO re-pricing of stock options without stockholder approval
✓ Retain an independent compensation consultant	X NO excessive severance or change in control benefits

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HESS CORPORATION

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Hess Corporation for use at the annual meeting of stockholders to be held on Wednesday, May 4, 2016, at 9:00 a.m., local time, in our office at 1501 McKinney Street, Houston, Texas 77010.

On or about March 24, 2016, we commenced mailing this proxy statement, the notice of annual meeting and the proxy card to stockholders. Holders of record of common stock of the company at the close of business on March 17, 2016 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote. As of March 17, there were 316,735,877 shares of common stock outstanding and entitled to vote at the annual meeting. There are no other voting securities of the company outstanding. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum for the transaction of business.

In accordance with Securities and Exchange Commission (“SEC”) rules, we are making our proxy materials available to stockholders over the internet. On or about March 24, 2016, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders. This Notice contains instructions on how to access this proxy statement and our annual report and submit a proxy over the internet. If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained in the Notice.

If at the close of business on March 17, 2016 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the company’s independent auditors. Brokers are not permitted to vote your shares for the election of directors, for the advisory vote on executive compensation, for the approval of the performance incentive plan for senior officers or for or against the stockholder proposal without your instructions as to how to vote. Please instruct your broker how to vote your shares using the voting instruction form provided by your broker so that your vote can be counted.

If you are a registered stockholder, you can simplify your voting by using the internet or calling a toll-free telephone number. Internet and telephone voting information is provided on the proxy card or Notice. A control number, located on the instruction sheet attached to the proxy card or Notice, is designated to verify your identity and allow you to vote your shares and confirm that your voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card.

Proxies will be voted at the annual meeting in accordance with the specifications you make on the proxy. If you sign the proxy card or submit a proxy by telephone or over the internet and do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the board of directors (See “Questions and Answers about the Annual Meeting and Voting”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

You have received these proxy materials because you are a Hess Corporation stockholder, and our board of directors is soliciting your authority, or proxy, to vote your shares at the 2016 annual meeting of stockholders. The proxy materials include our notice of annual meeting of stockholders, proxy statement and 2015 annual report. If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the annual meeting. Proxy cards are being solicited on behalf of our board of directors. The proxy materials include detailed information about the matters that will be discussed and voted on at the meeting, and provide updated information about our company that you should consider in order to make an informed decision when voting your shares. The proxy materials are first being furnished to stockholders on or about March 24, 2016.

The following proposals are scheduled to be voted on at the annual meeting:

•	Proposal 1: Election of eleven director nominees;

•	Proposal 2: Advisory approval of the compensation of our named executive officers;

•	Proposal 3: Ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2016;

•	Proposal 4: Approval of the performance incentive plan for senior officers; and

•	Proposal 5: Stockholder proposal recommending that the company provide a scenario analysis report regarding carbon asset risk.

Can I access the proxy materials on the internet?

Yes. The company’s notice of annual meeting, proxy statement and 2015 annual report are available at http://www.envisionreports.com/HES.

In accordance with SEC rules, we are making our proxy materials available to stockholders over the internet. On or about March 24, 2016, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders. The Notice contains instructions on how to access this proxy statement and our 2015 annual report and submit a proxy over the internet. If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained in the Notice.

The Notice also includes instructions about how to request delivery of future proxy materials electronically by e-mail, and we encourage you to do so. Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing the materials to you and will reduce the impact of our annual meeting on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail prior to the next stockholder meeting containing links to the proxy materials and the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you change it.

How do I attend the annual meeting?

The annual meeting will be held at Hess Corporation, 1501 McKinney Street, Houston, Texas 77010 on Wednesday, May 4, 2016 at 9:00 a.m., local time. When you arrive, signs will direct you to the appropriate room. Please note that the doors to the meeting room will not be open until 8:00 a.m. You should be prepared to present valid government-issued photo identification, such as a driver’s license or passport, for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the annual meeting. If you are a beneficial owner, you must provide proof of beneficial ownership, such as your account statement showing that you own our stock, a copy of the voting instruction form provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide valid government-issued photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting. Directions to attend the annual meeting can be found at www.hess.com/company/hess-offices. You do not need to attend the annual meeting to vote. Even if you plan to attend the annual meeting, please submit your vote in advance as instructed herein.

What is the quorum requirement for holding the 2016 annual meeting?

A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum for the transaction of business.

Who can vote?

Holders of record of common stock at the close of business on March 17, 2016 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote on all matters properly brought before the meeting. As of March 17, 2016, there were 316,735,877 shares of common stock outstanding and entitled to vote at the annual meeting. There are no other voting securities of the company outstanding.

What is the difference between holding shares as a holder of record and as a beneficial owner?

If at the close of business on March 17, 2016, the record date for the annual meeting, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization or other nominee, then you are the beneficial owner of shares held in “street name” and the proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the company’s independent auditors. Brokers are not permitted to vote your shares for the election of directors, for the advisory vote on executive compensation, for the approval of the performance incentive plan for senior officers or for or against the stockholder proposal without your instructions as to how to vote. Please instruct your broker how to vote your shares using the voting instruction form provided by your broker. The voting instruction forms provided by your bank, broker or other nominee will also include information about how to vote your shares over the internet or telephonically, if such options are available. Please return your completed voting instruction form to your broker and contact the person responsible for your account or vote by internet or telephone so that your vote can be counted.

How do I vote my shares?

You may vote your shares using one of the following methods (please also see the information provided above concerning the difference between holding shares as a holder of record or registered holder and holding shares beneficially through a bank, broker or other nominee—beneficial holders should follow the voting instructions provided by such nominee):

•

Over the internet. If you have access to the internet, you can submit your proxy online by following the instructions included on your proxy card or Notice (or voting instruction form in the case of beneficial holders for whom internet voting is available) for voting over the internet.

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By telephone. You can vote by calling a toll-free telephone number listed on the proxy card (or voting instruction form in the case of beneficial holders for whom telephone voting is available). Please refer to your proxy card or voting instruction form for instructions on voting by phone.

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By mail. You may vote your shares by completing, signing and mailing the proxy card included with your proxy materials (or voting instruction form in the case of beneficial holders). Please refer to your proxy card or voting instruction form for instructions on voting by mail.

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In person at the annual meeting. Stockholders are invited to attend the annual meeting and vote in person at the annual meeting. If you are a beneficial owner of shares you must obtain a legal proxy from the bank, broker or other holder of record of your shares to be entitled to vote those shares in person at the meeting.

A control number, located on the instruction sheet attached to the proxy card or Notice, is designated to verify your identity and allow you to vote your shares and confirm that your voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card.

As noted above, if you hold shares beneficially in street name through a bank, broker or other nominee, you may vote by submitting the enclosed voting instruction form. Telephone and internet voting may be also available—please refer to the voting instruction form provided by your bank, broker or other nominee for more information.

Can I change my vote?

Yes. You may revoke the proxy at any time prior to its use by:

•	delivering a written notice to the secretary of the company, mailed to Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036;

•	executing and submitting a later-dated proxy;

•	re-voting your shares by telephone or on the internet; or

•	attending the annual meeting and voting in person.

What vote is required to approve each of the proposals?

•

Proposal 1: Election of directors: The election of directors is considered an uncontested election as defined in the company’s by-laws. This means that, to be elected as a director of the company at the 2016 annual meeting, nominees must receive a majority of the votes cast. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Abstentions and broker non-votes are not counted as votes cast.

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Proposal 2: Advisory vote to approve the compensation of the named executive officers: Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as present for the purposes of this vote and will have the effect of a vote against the proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

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Proposal 3: Ratification of selection of independent registered public accountants: Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes will be counted as present for purposes of this vote and will have the effect of a vote against the proposal.

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Proposal 4: Approval of the performance incentive plan for senior officers: Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as present for the purposes of this vote and will have the effect of a vote against the proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

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Proposal 5: Stockholder proposal: Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as present for the purposes of this vote and will have the effect of a vote against the proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

What are the recommendations of the board of directors?

The board of directors recommends that you vote your shares on your proxy card:

•	FOR the election of directors nominated herein;

•	FOR the advisory approval of the compensation of our named executive officers;

•	FOR the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2016;

•	FOR the approval of the performance incentive plan for senior officers; and

•	AGAINST the stockholder proposal recommending a scenario analysis report regarding carbon asset risk.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each proxy card or, if you vote via the internet or telephone, vote once for each proxy card you receive.

What if I do not specify how I want my shares to be voted?

If you are the record holder of your shares and do not specify on your proxy card (or when giving your proxy by telephone or the internet) how you want to vote your shares, your shares will be voted:

•	FOR the election of directors nominated herein;

•	FOR the advisory approval of the compensation of our named executive officers;

•	FOR the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2016;

•	FOR the approval of the performance incentive plan for senior officers; and

•	AGAINST the stockholder proposal recommending a scenario analysis report regarding carbon asset risk.

If you are a beneficial owner of shares and do not specify how you want to vote, your shares may not be voted by the record holder and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the company’s independent auditors. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

What is the effect of an “ABSTAIN” vote?

Abstentions are considered to be present and entitled to vote with respect to each relevant proposal, but will not be considered a vote cast with respect to that proposal. Therefore, an abstention will effectively be a vote against each of the proposals, except for the election of directors.

What is a “broker non-vote”?

A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank or other nominee fails to provide the record holder with voting instructions on any “non-routine” matters brought to a vote at a stockholder meeting.

Under the rules of the New York Stock Exchange (“NYSE”), “non-routine” matters include the election of directors, the advisory vote to approve the compensation of named executive officers, approval of the performance incentive plan for senior officers and the stockholder proposal described in this proxy statement. As such, a broker may not vote your shares with respect to such matters without your instructions.

If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

What should I do if I have other questions?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners Inc., toll free at (800) 322-2885 or directly at (212) 929-5500.

ADDITIONAL INFORMATION

Availability of additional materials

The company will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to the company’s corporate secretary at our principal executive offices at Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036, a copy of the company’s annual report on Form 10-K for the fiscal year ended December 31, 2015, or the company’s proxy statement. The company’s proxy statement and annual report are also available on our website at www.hess.com.

The information provided on the company’s website (www.hess.com) is referenced in this proxy statement for information purposes only. Neither the information on the company’s website, nor the information in the company’s sustainability report, shall be deemed to be a part of or incorporated by reference into this proxy statement or any other filings we make with the SEC.

Proxy solicitation expenses

The cost of preparing and mailing the Notice of Internet Availability of Proxy Materials, this proxy statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the board of directors will be borne by the company. Solicitation will be made by mail and internet. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, we have retained MacKenzie Partners Inc. to aid in the solicitation. Its fees for this solicitation are not expected to exceed $25,000, exclusive of expenses.

Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses in connection therewith.

Submission of stockholder proposals and nominations for the 2017 annual meeting

Proposals and Director Nominees for Inclusion in Proxy Materials

Proposals which stockholders wish to include in the company’s proxy materials relating to the 2017 annual meeting of stockholders must be received by the corporate secretary at the address below no later than November 24, 2016. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the company’s proxy materials. Proposals must be addressed to:

Hess Corporation

1185 Avenue of the Americas

New York, N.Y. 10036

Attn: Corporate Secretary

Stockholder nominations for candidates for election at the 2017 annual meeting of stockholders which the stockholders wish to include in the company’s proxy materials relating to the 2017 annual meeting of stockholders must be received by the company at the above address on or prior to February 3, 2017 (90 days prior to the one-year anniversary of the 2016 annual meeting) together with the information required by the proxy access provision in the company’s by-laws.

Proposals and Director Nominees for Presentation at the Annual Meeting

Any stockholder proposal for, or nominations for candidates for election at, the 2017 annual meeting of stockholders which the proponent does not wish to include in the company’s proxy materials for that meeting must be received on or prior to February 3, 2017 (90 days prior to the one-year anniversary of the 2016 annual meeting) together with the information required by the company’s by-laws. If the notice of such proposal or nomination is received by the company at the above address after February 3, 2017, the proposal or nomination will be considered untimely, and if voted at the annual meeting, will be subject to the discretionary authority of proxies solicited by the board of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

At the 2013 annual meeting of stockholders, stockholders approved an amendment to the company’s restated certificate of incorporation to eliminate the classification of the board of directors. The declassification was implemented without shortening the term of any incumbent director. Beginning with the 2016 annual meeting, all eleven directors on the board will be elected to serve for a term of one year and until their successors are elected and qualified.

It is intended that proxies will be voted for the nominees set forth herein. The company’s by-laws provide for majority voting in uncontested elections of directors, which is the case for the election of directors at the 2016 annual meeting. Accordingly, to be elected as a director of the company at the 2016 annual meeting, nominees must receive a majority of the votes cast. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Abstentions and broker non-votes are not counted as votes cast.

If a director is not elected at the 2016 annual meeting and no successor has been elected at the annual meeting, the director is required to promptly tender his or her resignation to the board of directors. The corporate governance and nominating committee is then required to make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. These procedures are described in full in our by-laws, which may be found on the company’s website at www.hess.com.

It is expected that all candidates will be able to serve. However, if one or more are unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the board of directors unless the board reduces the number of directors to be elected at the annual meeting.

The following table presents information as of February 1, 2016 about the nominees for election as directors of the company, including the specific experience, qualifications, attributes or skills that led the board to conclude that such person should serve as a director.

Nominees for Director

For one-year term expiring in 2017

Name	Age	Director since	Principal occupation, other directorships and skills and experience
Rodney F. Chase	72	2013

Principal Occupation: Former Deputy Group Chief Executive of BP plc.

Other Directorships: Tesoro Corporation. Former Director, Genel Energy, plc (Chairman), Computer Sciences Corporation (Chairman) and Petrofac Limited (Chairman).

Skills and Experience: Mr. Chase’s experience in the oil and gas industry, corporate management, international operations, public company governance and board practices provides the Hess board with valuable industry knowledge and strategic planning experience.

Name	Age	Director since	Principal occupation, other directorships and skills and experience

Terrence J. Checki	70	2014

Principal Occupation: Former Executive Vice President and Head, Emerging Markets and International Affairs, Federal Reserve Bank of New York.

Skills and Experience: Mr. Checki brings decades of experience in management and international relations to the Hess board. He has had key roles in the resolution of numerous economic and financial challenges in the U.S. and abroad during his tenure at the Federal Reserve Bank of New York.

John B. Hess	61	1978

Principal Occupation: Chief Executive Officer.

Other Directorships: KKR Management LLC, General Partner of KKR & Co. L.P. Former Director, Dow Chemical Company.

Skills and Experience: Mr. Hess has over 35 years of experience with the company. During his career, Mr. Hess has acquired in-depth knowledge of the company’s strategy and operations and the history of the company’s development, and he and his family have had a long-standing commitment to the company.

Edith E. Holiday	63	1993

Principal Occupation: Corporate Director and Trustee. Former Assistant to the President of the United States and Secretary of the Cabinet. Former General Counsel, United States Department of the Treasury.

Other Directorships: Canadian National Railway Company, White Mountains Insurance Group Ltd. and director or trustee of various Franklin Templeton mutual funds. Former Director, RTI International, H.J. Heinz Company.

Skills and Experience: Ms. Holiday brings deep public policy and governance expertise to the Hess board. The first woman to serve as General Counsel of the Treasury Department, Ms. Holiday possesses strong corporate governance and regulatory expertise, as well as legal and managerial experience in both private and public sectors. She has also served in a directorship capacity across a diverse range of industries throughout her career. Ms. Holiday currently chairs our corporate governance and nominating committee.

Risa Lavizzo-Mourey, MD	61	2004

Principal Occupation: President and Chief Executive Officer, The Robert Wood Johnson Foundation.

Other Directorships: Former Director, Genworth Financial, Inc.

Skills and Experience: Dr. Lavizzo-Mourey is a former director of five public companies, including service on audit committees. She has decades of leadership and technical experience and has significant experience in the nonprofit and health care sectors.

Name	Age	Director since	Principal occupation, other directorships and skills and experience

David McManus	62	2013

Principal Occupation: Former Executive Vice President and Head of International Operations, Pioneer Natural Resources Co.

Other Directorships: FLEX LNG Limited (Chairman), Rockhopper Exploration plc and Costain Group plc. Former Director, Caza Oil & Gas Inc. and Cape plc.

Skills and Experience: Mr. McManus is an experienced international business leader in the energy industry and provides the Hess board with oil and gas project management and commercial expertise.

Kevin O. Meyers, Ph.D.	62	2013

Principal Occupation: Independent Energy Consultant. Former Senior Vice President of E&P for the Americas, ConocoPhillips.

Other Directorships: Bill Barrett Corporation, Denbury Resources Inc., Hornbeck Offshore Services, Inc. and Precision Drilling Corporation. Former Director, LUKOIL.

Skills and Experience: Dr. Meyers has over 30 years of experience in exploration and production, both domestic and international. Based on this experience, Dr. Meyers brings to the Hess board decades of managing E&P operations in geographies directly relevant to Hess’ focused E&P portfolio.

John H. Mullin III	74	2007

Principal Occupation: Chairman, Ridgeway Farm LLC (private company engaged in timber and farming activity). Former Managing Director, Dillon, Read & Co. Inc. (former investment banking firm).

Other Directorships: Former Lead Director, Progress Energy, Inc. Former Director, Sonoco Products Company, the Ryland Group, Inc. and Adolph Coors Company. Former Trustee, The Putnam Funds.

Skills and Experience: With over 35 years of investment banking and public company board experience, Mr. Mullin adds valuable financial and governance expertise to the Hess board. Mr. Mullin has served on the board of directors of multiple companies across sectors, including finance, packaging, real estate and energy.

James H. Quigley	63	2013

Principal Occupation: Chairman of the Board. Former Chief Executive Officer, Deloitte, Touche Tohmatsu Limited.

Other Directorships: Merrimack Pharmaceuticals Inc. and Wells Fargo & Company.

Skills and Experience: Mr. Quigley led Deloitte, one of the world’s largest accounting and consulting firms. During his 38 years at Deloitte, he was a trusted consultant on strategic leadership and operating matters to senior management teams of multinational companies across industries. He brings to the Hess board significant global experience and knowledge of financial, tax and regulatory matters that are relevant to Hess’ operations. Mr. Quigley currently chairs our audit committee.

Name	Age	Director since	Principal occupation, other directorships and skills and experience

Fredric G. Reynolds	65	2013

Principal Occupation: Former Executive Vice President and Chief Financial Officer, CBS Corporation.

Other Directorships: Mondelez International Inc. and United Technologies Corp. Former Director, AOL, Inc., The Readers Digest Association, Blockbuster Inc. and Sportsline.com, Inc.

Skills and Experience: During his tenure as Chief Financial Officer of CBS Corporation, shareholders experienced substantial share appreciation and return of capital. Mr. Reynolds brings to the Hess board his substantial experience as a Chief Financial Officer with a successful track record of financial oversight, leading a successful transformation, returning capital, and delivering long term returns.

William G. Schrader	58	2013

Principal Occupation: Former Chief Operating Officer, TNK-BP Russia.

Other Directorships: Ophir Energy plc (African oil and gas exploration company) (Chairman), Bahamas Petroleum Company Ltd. (Chairman) and CHC Group Ltd.

Skills and Experience: Mr. Schrader is an experienced E&P executive responsible for transforming BP’s significant E&P assets, and brings to the Hess board his experience as a disciplined E&P operator with expertise in production sharing structures, government relations and delivering returns.

The board of directors recommends that stockholders vote FOR the election of each of the eleven director nominees named above.

All of the nominees and directors named above have held substantially the positions or former positions indicated for the past five years, except as described below. Mr. Checki retired as Executive Vice President and Head, Emerging Markets and International Affairs at the Federal Reserve Bank of New York in March 2014. Dr. Meyers retired from ConocoPhillips in December 2010, where he served in senior executive positions since 2002. Mr. Schrader retired as chief operating officer of TNK-BP in 2011 after serving in senior executive roles at BP for many years. Mr. Quigley has over 35 years of experience in audit, tax, consulting and financial services, and retired in 2012 from Deloitte Touche Tohmatsu Limited, where he last served as chief executive officer from 2007 to 2011. Mr. McManus has over 35 years of experience in the oil and gas industry and retired in 2011 from Pioneer Natural Resources Co., where he last served as Executive Vice President and Head of International Operations since 2008.

Mr. Hess may be deemed to be a control person of the company by virtue of his beneficial ownership of common stock as described under “Ownership of Voting Securities by Certain Beneficial Owners.”

The board of directors met eight times in 2015. Each director attended at least 75% of the aggregate of all board of directors meetings and all meetings of the committees of the board of directors on which he or she served during 2015.

Non-management directors meet without members of management present generally after each regularly scheduled board meeting. The chairman of the board of directors presides at these meetings.

All of the current directors who were serving as a director at the time of last year’s annual meeting attended that meeting.

Director and Nominee Independence

The board of directors has affirmatively determined that twelve of the thirteen current directors on the board, namely, Mr. Chase, Mr. Checki, Mr. Golub, Ms. Holiday, Dr. Lavizzo-Mourey, Dr. Meyers, Mr. McManus, Mr. Mullin, Mr. Quigley, Mr. Reynolds, Mr. Schrader and Mr. Wilson, are independent within the meaning of the rules and standards of the NYSE. The board of directors has also affirmatively determined that ten of the eleven nominees for election at the 2016 annual meeting, namely, Mr. Chase, Mr. Checki, Ms. Holiday, Dr. Lavizzo-Mourey, Dr. Meyers, Mr. McManus, Mr. Mullin, Mr. Quigley, Mr. Reynolds and Mr. Schrader are independent within the meaning of the rules and standards of the NYSE. The board determined that these directors and nominees not only met all “bright-line” criteria under these rules, but also that, based on all known relevant facts and circumstances, there did not exist any relationship that would compromise the independence of these directors.

Corporate Governance Guidelines

The board has approved a set of corporate governance guidelines in accordance with rules of the NYSE. These guidelines set forth the key policies relating to corporate governance, including director qualification standards, director responsibilities and director compensation. The board has also approved a code of business conduct and ethics in accordance with rules of the NYSE and the SEC applicable to all directors, officers and employees, including the chief executive officer, the principal financial and accounting officer and other senior financial officers. The code is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior. Copies of the company’s corporate governance guidelines and its code of business conduct and ethics may be found on the company’s website at www.hess.com and are also available without charge upon request to the company’s corporate secretary at the address set forth on page 8.

Stockholder and Interested Party Communications

Any stockholder or interested party who wishes to communicate or request a meeting with members of the board of directors or with only non-management directors or any specified individual director may do so by writing to them in care of the chairman of the board of directors, Hess Corporation, at the address set forth on page 8. The stockholders may also communicate directly to the chairman by e-mail to BoardChairman@hess.com. Communications sent by mail or e-mail will be reviewed by the chairman and will be referred for resolution and response as deemed appropriate by the chairman. If a stockholder requests a meeting, the corporate governance and nominating committee will decide whether the subject matter is a proper one to be addressed by the board and, if so, whether a meeting is warranted. The corporate governance and nominating committee will meet periodically to review all stockholder communications received.

Board Leadership Structure

During 2013, the board of directors amended the by-laws to provide for a non-executive chairman of the board and separated the positions of chairman of the board and chief executive officer. On March 2, 2016, Mr. James H. Quigley was appointed as the independent chairman of the board, succeeding Dr. Mark R Williams who retired for health reasons. Mr. John B. Hess serves as chief executive officer and a director of the board.

The board currently believes that separating the roles of chairman and chief executive officer allows for better alignment of corporate governance with stockholder interests and aids in the board’s oversight of management and the board’s ability to carry out its roles and responsibilities on behalf of the stockholders. The board also believes that the separation of the roles of chairman and chief executive officer allows the chief executive officer to focus more of his time and energy on operating and managing the company and leverages the chairman’s leadership and financial, governance and regulatory experience.

Independent Chairman of the Board

The chairman, an independent member of the board who has not previously served as an executive officer of the company, is appointed by the board annually. As set forth in the company’s corporate governance guidelines, the responsibilities of the chairman include:

•	acting as chair of regular and special meetings of the board;

•	acting as chair of executive sessions or other meetings of the independent directors and leading such executive sessions and meetings;

•	determining if special meetings of the board should be called (but without prejudice to any rights of others to call special board meetings);

•

acting as a liaison between the chief executive officer and the board and facilitating communication between meetings, including discussing action items with the chief executive officer following executive sessions;

•

consulting with the chief executive officer regarding agenda items and appropriate materials for board meetings, and the allocation of time to each discussion topic on the agenda and coordinating with committee chairpersons to facilitate their meetings;

•	presiding over the annual stockholders meeting;

•	being available to participate in or facilitating appropriate meetings with stockholders; and

•	partnering with the chairman of the compensation and management development committee to provide annual performance evaluation feedback to the chief executive officer.

Related Party Transactions

The company expects all directors and executive officers to bring to the company’s attention any related party transactions, including transactions which may be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. The company’s code of business conduct and ethics provides that if any company representative, including a director or officer, considers conducting any transaction that reasonably would be expected to give rise to a conflict of interest between the representative and the company, such representative must disclose such transaction in advance to the company’s legal department for review. In addition, the company annually sends each director and executive officer a questionnaire requiring such person to describe any transaction contemplated under Item 404 or in the case of independent directors, any transaction that might compromise their independence. The company also annually conducts a review of its accounting records to determine whether any such related party transaction occurred in the prior fiscal year. If any proposed or existing related party transaction is identified, the transaction is brought to the general counsel for review. If the general counsel determines the transaction poses a conflict of interest, or would compromise the independence of a non-management director, the general counsel will advise the audit committee of the transaction and the disinterested members of the audit committee will determine whether the transaction serves the best interest of the company and its stockholders and whether if proposed, it may proceed and if existing, it may continue to exist. The general counsel and the disinterested members of the audit committee will determine the appropriate scope of, and process for, the review of any such transaction based on the then existing facts and circumstances of the transaction in view of applicable listing standards of the NYSE.

Compensation and Management Development Committee

The compensation and management development committee of the board of directors is composed of Robert N. Wilson, Chairman, Dr. Risa Lavizzo-Mourey, David McManus and James H. Quigley. On March 2, 2016, Dr. Mark R. Williams retired from the board and the compensation and management development committee for health reasons. The board has determined that each member of this committee is independent within the meaning of applicable rules of the NYSE. This committee met six times in 2015.

The board of directors has adopted a written charter for the compensation and management development committee in accordance with applicable rules of the NYSE. A current copy of this charter is available on the company’s website, www.hess.com, and also available without charge upon request to the company’s corporate secretary at the address set forth on page 8. As stated in the charter, this committee’s principal responsibilities are to:

•	review the performance and approve the compensation of the company’s chief executive officer and other named executive officers;

•	review and monitor the company’s compensation and benefit programs;

•	administer and make awards of stock-based compensation under the company’s long-term incentive plans;

•	review management development and succession programs;

•	approve the retention and review the performance of independent compensation consultants to the committee; and

•	prepare its annual report on executive compensation for the company’s proxy statement.

The committee’s processes for determining executive compensation are described in “Compensation Discussion and Analysis” on page 27.

Corporate Governance and Nominating Committee, Board Diversity and Consideration of Stockholder Recommended Candidates

The corporate governance and nominating committee is composed of Edith E. Holiday, Chairperson, Rodney F. Chase, Harvey Golub, John H. Mullin, III and Fredric G. Reynolds. The board of directors has determined that each member of this committee is independent within the meaning of applicable rules of the NYSE. The corporate governance and nominating committee met six times in 2015.

The board of directors has adopted a written charter for the corporate governance and nominating committee in accordance with applicable rules of the NYSE. A current copy of this charter is available on the company’s website, www.hess.com, and is also available without charge upon request to the company’s corporate secretary at the address set forth on page 8. As stated in this charter, this committee’s principal responsibilities are to:

•	identify and recommend individuals to the board for nomination as members of the board and its committees consistent with criteria approved by the board;

•	make recommendations to the board relating to board practices and corporate governance; and

•	develop, recommend to the board and periodically review a set of corporate governance principles applicable to the company.

This committee recommends for election as directors qualified candidates identified through a variety of sources, including stockholder suggestions. Stockholders may suggest candidates by writing to the committee, in care of the corporate secretary of the company at the address set forth on page 8. Stockholder suggestions should include a summary of the candidate’s qualifications, the information required by SEC rules for director nominees and contact information for the candidate. In accordance with the company’s corporate governance guidelines approved by the board of directors, nominees are reviewed and recommended based on a variety of criteria including:

•	personal qualities and characteristics, education, background, accomplishments and reputation in the business community;

•

current knowledge of the energy industry or industries relevant to the company’s business and relationships with individuals or organizations affecting the domestic and international areas in which the company does business;

•	ability and willingness to commit adequate time to board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company;

•	diversity of viewpoints, background and experience; and

•	compatibility with independence and other qualifications established by applicable law and rules.

As noted above, among the criteria used to evaluate nominees for the board is diversity of viewpoints, background and experience. The board believes that such diversity provides varied perspectives which promote active and constructive dialogue among board members and between the board and management, resulting in more effective oversight. The board believes this diversity is amply demonstrated in the varied experience, qualifications and skills of the current and proposed members of the board. In the board’s executive sessions and in annual performance evaluations conducted by the board and its committees, the board from time to time considers whether the members of the board reflect such diversity and whether such diversity contributes to a constructive and collegial environment. In addition, the company has adopted a director retirement policy, which provides that no person may be nominated to stand for election or re-election to the board of directors as a non-management director if the election would take place after such person has attained the age of 75. Messrs. Golub and Wilson will not stand for re-election at the annual meeting because both have reached the mandatory retirement age established pursuant to the director retirement policy.

In advance of the annual meeting, the committee meets to recommend nominees for election at each annual meeting. From time to time throughout the year, members of the committee are furnished appropriate materials regarding any new nominees and may from time to time meet with new potential candidates. Stockholder suggestions should be submitted no later than December 1 for consideration as nominees for election at the next annual meeting and otherwise in accordance with the company’s policy and by-laws. The committee follows the same process of identifying and evaluating nominees recommended by stockholders as that for candidates recommended by any other source.

In addition, our by-laws permit a stockholder, or group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of our board of directors. Stockholders and nominees must satisfy the requirements set forth in the by-laws in connection with such nominations.

The corporate governance and nominating committee has retained Russell Reynolds Associates, a director and executive search and recruiting firm, to identify and review potential independent director candidates and assist the committee and the board in assessing the qualifications of candidates. The committee has not paid fees to any other third parties to assist in identifying or evaluating potential nominees. Each of the nominees for election at the 2016 annual meeting were recommended by the non-management directors of the corporate governance and nominating committee, with the input of senior management, the committee’s consultants and our financial and legal advisors.

Audit Committee

The audit committee of the board of directors is composed of James H. Quigley, Chairman, Rodney F. Chase, Terrence J. Checki, Kevin O. Meyers, Fredric G. Reynolds and William G. Schrader. The board has determined that each member of the audit committee is independent within the meaning of applicable rules of the SEC and the NYSE. The board has also determined that Messrs. Quigley, Chase and Reynolds are “audit committee financial experts” as this term is defined under applicable rules of the SEC. The audit committee met nine times in 2015. In addition, the audit committee held four reviews of quarterly financial results with management and independent registered public accountants. In 2013, the audit committee established a subcommittee to focus the committee’s oversight of environmental, health and safety matters. This subcommittee met four times in 2015. The members of this subcommittee are James H. Quigley, Chairman, Rodney F. Chase, David McManus, Kevin O. Meyers and William G. Schrader.

The board of directors has adopted a written charter for the audit committee in accordance with applicable rules of the NYSE and the SEC. The charter is available on the company’s website at www.hess.com and without charge upon request to the company’s corporate secretary at the address set forth on page 8. As stated in the charter, the audit committee’s principal responsibility is to provide assistance to the board of directors in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to:

•	the company’s financial statements;

•	the financial reporting practices of the company;

•	the systems of internal accounting and financial controls;

•	the internal audit function;

•	the annual independent audit of the company’s financial statements;

•	the retention of outside auditors and review of their independence;

•	the review of risk, risk controls and compliance; and

•	the company’s environment, health, safety and social responsibility programs and compliance.

Report of the Audit Committee

The audit committee of the board of directors oversees the company’s financial reporting on behalf of the board. Management is responsible for the system of internal controls and for preparing financial statements. The independent registered public accountants are responsible for expressing an opinion on the effectiveness of internal controls over financial reporting and the fair presentation of the financial statements in conformity with generally accepted accounting principles. The audit committee operates in accordance with a charter approved by the board of directors.

In fulfilling its oversight responsibilities, the audit committee reviewed the audited December 31, 2015 financial statements of the company with management and the independent registered public accountants. Management represented to the committee that these statements were prepared in accordance with generally accepted accounting principles. The audit committee also discussed accounting policies, significant judgments inherent in the financial statements, disclosures and other matters required by generally accepted auditing standards with management and the independent registered public accountants. In addition, the committee has received from the independent registered public accountants the annual independence disclosures and letter pursuant to Rule 3526 of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered public accountants’ communications with the audit committee concerning independence and discussed with them their independence from management and the company. In that connection, the audit committee considered the compatibility of all non-audit services with the auditors’ independence.

The audit committee also assessed the activities and performance of the independent registered public accountants. In conducting this assessment, the audit committee considered, among other things: information relating to audit effectiveness, including the results of PCAOB inspection reports; the depth and expertise of the audit team, including their demonstrated understanding of the company’s businesses, significant accounting practices, and system of internal control over financial reporting; the quality and candor of the independent registered public accountants’ communications with the audit committee and management; and their ability to employ professional skepticism, objectivity, integrity, and trustworthiness. The audit committee oversees the periodic required rotation of the lead audit partner, as required by SEC rules.

During 2015, the audit committee met with management, the independent registered public accountants and internal auditors to discuss:

•	the annual audit scope and plans for their respective audits;

•	the adequacy of staffing and related fees;

•	the results of their examinations;

•	the adequacy and effectiveness of internal controls over financial reporting and disclosure controls and procedures;

•	issues raised on the company’s various whistleblower reporting systems;

•	matters related to risk, risk controls and compliance, including cybersecurity risk and the company’s overall insurance coverage; and

•	all communications required by PCAOB Standards.

The audit committee also met separately with the independent registered public accountants and the internal auditors without management present.

In reliance on the reviews and discussions with management and the independent registered public accountants, the audit committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC. The audit committee has also selected Ernst & Young LLP as independent registered public accountants for 2016. The board has proposed that the stockholders ratify this selection at the annual meeting.

James H. Quigley, Chairman

Rodney F. Chase

Terrence J. Checki

Kevin O. Meyers

Fredric G. Reynolds

William G. Schrader

Risk Management Oversight

In the normal course of its business, the company is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rates and currencies, technical risks affecting the company’s resource base, political and regulatory risks and credit and investment risks.

The company operates a risk control program under the direction of its chief risk officer and through its corporate risk policy, which senior management has approved. The company is continuing to develop and implement an enterprise risk program across the company to strengthen the consistency of risk consideration in making business decisions.

The audit committee of the board of directors has been delegated primary responsibility for oversight of the company’s risk management practices. At least annually, the chief risk officer presents a comprehensive review of the company’s corporate risk policy to the audit committee, discussing the risk control organization and risk control practices. The audit committee will also receive updates at other meetings during the year on any particular matters relating to risk controls that management believes needs to be brought to the attention of the committee. In addition, the full board of directors has oversight of the company’s risk management policies with an emphasis on understanding the key enterprise risks affecting the company’s business and the ways in which the company attempts to prudently mitigate such risks, to the extent reasonably practicable and consistent with the company’s long-term strategies. In addition, the company conducts an annual risk assessment to determine the extent, if any, to which the company’s compensation programs and practices may create incentives for excessive risk-taking. For a discussion of this assessment, see “Compensation and Risk” on page 55.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the company’s directors, certain of its officers and persons who beneficially own more than 10% of the company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on the company’s review of copies of such reports, and on written representations from such reporting persons, the company believes that in 2015 all such reporting persons filed the required reports on a timely basis in accordance with Section 16(a).

Ownership of Voting Securities by Certain Beneficial Owners

The following table sets forth, as of March 4, 2016, for Messrs. Hess, Brady, Kean and Goodwillie, and as of December 31, 2015 for Elliott Associates, L.P., The Vanguard Group and BlackRock, Inc., information as to the ownership of more than 5% of any class of the company’s voting securities by beneficial owners known by the company to hold more than 5% of any such class:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership(a)	Percent of class
Common Stock	John B. Hess	36,024,247(b)(c)(d)(e)	11.33
	Nicholas F. Brady	19,043,080(b)(c)(f)	6.01
	Thomas H. Kean	25,402,189(b)(c)(d)(g)	8.02
	Eugene W. Goodwillie, Jr.	29,414,916(b)(c)(d)(e)(h)	9.29
	c/o Hess Corporation 1185 Avenue of the Americas New York, New York 10036
	Elliott Associates, L.P.	17,800,000(i)	6.22
	40 West 57th Street, 57th Floor New York, New York 10019
	BlackRock, Inc.	17,423,615(j)	6.10
	55 East 52nd Street New York, New York 10022
	The Vanguard Group	14,968,564(k)	5.23
	100 Vanguard Blvd. Malvern, PA 19355

(a)

The individual amounts and percentages shown for Messrs. Hess, Brady, Kean and Goodwillie should not be added because they reflect shared beneficial ownership. Information with respect to Elliott Associates, L.P. was obtained from a Schedule 13G/A filed by such person with the SEC on February 16, 2016. Information with respect to The Vanguard Group was obtained from a Schedule 13G filed by such person with the SEC on February 11, 2016. Information with respect to BlackRock, Inc. was obtained from a Schedule 13G/A filed by such person with the SEC on January 26, 2016.

(b)

This amount includes 10,079,037 shares held by a charitable lead annuity trust established under the will of Leon Hess. Mr. John B. Hess has sole voting power over the stock held by this trust and shares dispositive power over such stock with Messrs. Brady, Kean and Goodwillie.

(c)

This amount includes 8,817,802 shares held by a limited partnership. Messrs. Hess, Brady, Kean and Goodwillie serve on the management committee of the general partner of this limited partnership and share voting and dispositive power with respect to shares held by the limited partnership.

(d)

This amount includes 6,436,881 shares held by the Hess Foundation, Inc. of which Messrs. Hess, Kean and Goodwillie are directors and as to which Mr. Hess has sole voting power and shares dispositive power with Messrs. Kean and Goodwillie.

(e)	This amount includes:

•	1,813,375 shares owned directly by Mr. Hess, as to which he has sole voting and dispositive power;

•	28,753 shares held by a family liability company controlled by Mr. Hess, as to which Mr. Hess has sole voting power and dispositive power;

•	96,867 shares of restricted stock held in escrow under the company’s incentive plan as to which Mr. Hess has voting but not dispositive power;

•	1,105,685 shares underlying options to purchase common stock, as to which Mr. Hess has no voting or dispositive power until they are acquired upon exercise of the options;

•	58,438 shares vested in the name of Mr. Hess under the employees’ savings plan as to which he has sole voting and dispositive power;

•

1,008,401 shares held by a trust for the benefit of Mr. Hess, of which he and Mr. Goodwillie are co-trustees, as to which Mr. Hess has sole voting power and shares dispositive power with Mr. Goodwillie;

•	65,550 shares held by three trusts of which Mr. Hess is a co-trustee and has shared voting and dispositive power;

•	29,010 shares held by three trusts of which Mr. Hess is a co-trustee and has sole voting and shares dispositive power with Messrs. Brady, Kean and Goodwillie;

•

2,371,878 shares held by Mr. Hess’s siblings or their children, or by trusts for the benefit of Mr. Hess’s siblings or their children, as to which Mr. Hess has sole voting power pursuant to shareholders agreements among Mr. Hess and his siblings or their children and as to 1,131,604 shares of which he shares dispositive power pursuant to a shareholders agreement among Mr. Hess and a sibling and others;

•	1,008,402 shares held by a trust for the benefit of Mr. Hess’ sibling, of which Mr. Hess has sole voting and shared dispositive power;

•

2,885,946 shares held by trusts as to which Mr. Hess has sole voting power and as to which Mr. Goodwillie shares dispositive power. 479,655 of these shares have been pledged by certain of the trusts to secure bank loans. Mr. Hess is not a trustee of these trusts and has no financial or economic interest in the shares pledged by the trusts; and

•	218,222 shares beneficially owned by Mr. Hess, which represent shares of common stock issuable upon conversion of the company’s mandatory convertible preferred stock.

(f)

This amount includes 112,248 shares held directly by Mr. Brady, as to which he has sole voting and dispositive power. This amount also includes 4,983 shares held by a trust of which Mr. Brady is a co-trustee as to which Mr. Brady shares voting and dispositive power.

(g)	This amount includes 39,459 shares held directly by Mr. Kean, as to which he has sole voting and dispositive power.

(h)

This amount includes 92,373 shares held by three trusts as to 30,791 of which shares Mr. Goodwillie has sole voting and dispositive power and as to 61,582 of which shares he shares voting and dispositive power. This amount also includes 65,466 shares representing shares of common stock issuable upon conversion of the company’s mandatory convertible preferred stock, as to 21,822 of which shares Mr. Goodwillie has sole voting and dispositive power and as to 43,644 of which shares he shares voting and dispositive power.

(i)

This amount includes (x) 6,229,910 shares, held by Elliott Associates, L.P., which has sole voting and dispositive power with respect to such shares and (y) 11,570,090 shares collectively held by Elliott International, L.P. and Elliott International Capital Advisors, Inc., both of which share voting and dispositive power of such shares.

(j)

This amount includes (w) 14,967,243 shares over which Blackrock, Inc. has sole voting power, (x) 17,398,138 shares over which BlackRock, Inc. has sole dispositive power and (y) 25,477 shares over which Blackrock, Inc. has shared voting and dispositive power. The shares are held by subsidiaries of Blackrock, Inc.

(k)

This amount includes (w) 449,408 shares over which The Vanguard Group has sole voting power, (x) 14,493,482 shares over which The Vanguard Group has sole dispositive power, (y) 26,000 shares over which The Vanguard Group has shared voting power and (z) 475,082 shares over which The Vanguard Group has shared dispositive power.

Ownership of Equity Securities by Management

The table below sets forth as to each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, information regarding their ownership of equity securities of the company on March 4, 2016. The persons listed below have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column “Percent of outstanding shares of common stock owned,” the securities held represent less than 1% of the common stock outstanding.

Name	Total number of shares beneficially owned and nature of beneficial ownership(a)		Percent of outstanding shares of common stock owned	Of total number of shares beneficially owned, number of option shares
Rodney F. Chase	45,088		—	—
Terrence J. Checki	7,626		—	—
Harvey Golub	29,401		—	—
Timothy B. Goodell	258,371		—	169,184
John B. Hess	36,024,247	(b)	11.33	1,105,685
Gregory P. Hill	230,598		—	141,802
Edith E. Holiday	43,991		—	—
Risa Lavizzo-Mourey	32,790		—	—
David McManus	19,580		—	—
Kevin O. Meyers	17,521		—	—
John H. Mullin III	65,354		—	—
James H. Quigley	11,041		—	—
Fredric G. Reynolds	25,088		—	—
John P. Rielly	457,495		—	259,784
William G. Schrader	12,088		—	—
Michael R. Turner	162,829		—	90,913
Robert N. Wilson	88,437		—	—
All directors and executive officers as a group (20 persons)	37,732,591		11.83	1,839,257

(a)

These figures include 58,438 shares vested in the name of Mr. Hess, 4,352 shares vested in the name of Mr. Rielly and 64,137 shares vested for all executive officers and directors as a group under the employees’ savings plan as to which these individuals and the group have voting and dispositive power. These amounts also include 29,834 shares held in escrow under the second amended and restated 1995 LTI plan or the 2008 LTI plan, as amended, or both, for Mr. Goodell, 96,867 shares held in escrow under these plans for Mr. Hess, 63,690 shares held in escrow under these plans for Mr. Hill, 29,834 shares held in escrow under the these plans for Mr. Rielly, 24,380 shares held in escrow under these plans for Mr. Turner and 212,543 shares held in escrow under these plans for all executive officers and directors as a group. As to these shares, these individuals and the group have voting power but not dispositive power. Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of common stock underlying such options until they are exercised. These amounts also include 1,901 shares beneficially owned by Ms. Holiday, 218,222 shares beneficially owned by Mr. Hess, 21,822 shares beneficially owned by Mr. Golub, 4,364 shares beneficially owned by Mr. McManus, 1,901 shares beneficially owned by Mr. Meyers and 6,546 shares beneficially owned by Mr. Wilson, which represent shares of common stock issuable upon conversion of the company’s mandatory convertible preferred stock.

(b)	See footnotes (b), (c), (d) and (e) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

Director Compensation

The following table shows compensation paid to our non-employee directors in 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Chase, Rodney F.	150,000	175,052	15,918	340,970
Checki, Terrence J.	126,667	175,052	192	301,910
Golub, Harvey	128,333	175,052	192	303,577
Holiday, Edith E.	138,333	175,052	192	313,577
Lavizzo-Mourey, Risa	120,000	175,052	192	295,244
McManus, David	120,833	175,052	192	296,077
Meyers, Kevin O.	140,000	175,052	192	315,244
Mullin III, John H.	120,000	175,052	192	295,244
Quigley, James H.	160,000	175,052	15,918	350,970
Reynolds, Fredric G.	145,000	175,052	1,188	321,240
Schrader, William G.	140,000	175,052	1,188	316,240
Williams, Mark R.	310,000	175,052	192	485,244
Wilson, Robert N.	130,000	175,052	192	305,244

(1)

Stock awards consist of 2,350 common shares granted to non-employee directors on March 3, 2015, which were fully vested on the grant date. The aggregate grant date value for 2015 stock awards was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

(2)

Amounts in this column consist of annual life insurance premiums for each director and, (i) for Messrs. Chase and Quigley, $15,726 in medical and dental benefits and, (ii) for Messrs. Schrader and Reynolds, $1,096 in dental benefits.

Each director who was not an employee of the company or any of its subsidiaries receives an annual cash retainer of $110,000 for membership on the board of directors and the independent chairman of the board receives an additional annual cash retainer of $185,000. Directors receive an additional annual cash fee of $25,000 for service on the audit committee and $10,000 for service on each of the other committees of the board of directors on which such director serves. The chairperson of the audit committee receives an annual cash fee of $30,000 and the chairperson of each of the other board committees receives an annual cash fee of $15,000. In addition, each non-employee director receives shares of fully vested common stock constituting approximately $175,000 in value on the date of award. These awards are made from shares purchased by the company in the open market. For 2015, Messrs. Checki, Golub and McManus and Ms. Holiday received pro-rated committee retainers based on their length of service on the board committees in 2015.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains the key elements of our executive compensation program and 2015 compensation decisions for our named executive officers (“NEOs”). The compensation and management development committee of our board of directors (the “compensation committee” or the “committee”), with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs.

For fiscal year 2015, our NEOs were:

•	John B. Hess, Chief Executive Officer (“CEO”)

•	Gregory P. Hill, Chief Operating Officer (“COO”) and President of Exploration and Production

•	Timothy B. Goodell, Senior Vice President and General Counsel

•	John P. Rielly, Senior Vice President and Chief Financial Officer (“CFO”)

•	Michael R. Turner, Senior Vice President, Onshore

CD&A Table of Contents

Executive Summary	page 27
2015 Say on Pay Vote Result and Ongoing Stockholder Engagement	page 33
Total Compensation – Objectives, Philosophy and Key Practices	page 33
2015 Total Direct Compensation	page 34
Peer Group	page 42
Process for Determining Compensation and Role of Compensation Consultants	page 42
Additional Information	page 43
Compensation Committee Report	page 46

Executive Summary

Summary of Hess’ Business. Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.

In 2015, the board of directors and management team completed the process of transforming Hess from an integrated energy company into a more geographically focused pure play exploration and production (“E&P”) company. This multi-year, strategic transformation was designed to drive cash generative growth and sustainable returns to stockholders by leveraging our lean manufacturing capabilities, exploiting our deepwater drilling and project development capabilities and executing a smaller, more targeted exploratory program. We have a diversified portfolio of high-quality assets, with a balanced mix between unconventional and conventional resources, located onshore and offshore in the U.S. and select locations around the world, where we believe we have a competitive advantage.

Response to Low Oil Price Environment. In response to the decline in oil prices, in 2015 we focused on preserving the strength of our balance sheet, while maintaining our operating capabilities and preserving our long-term growth options. Through extensive cost reduction efforts, we decreased capital and exploratory expenditures and cash operating costs by approximately $700 million, while increasing net production by 14% from 2014, to 375,000 barrels of oil equivalent per day. In addition, in July 2015, we sold a 50% interest in our Bakken midstream assets for net cash consideration of approximately $2.6 billion. By adhering to this disciplined approach, we finished the year with one of the strongest balance sheets and liquidity positions among our E&P peers, with $2.7 billion of cash, total liquidity including available committed credit facilities of approximately $7.4 billion, and a debt-to-capitalization ratio, excluding the Bakken Midstream joint venture, of approximately 24.4%. In February 2016 we further strengthened our balance sheet and liquidity position by raising an additional $1.6 billion through public offerings of common stock and mandatory convertible preferred stock.

Compensation Actions to Recognize Low Commodity Price Environment. Given the low oil price environment, and our disciplined approach to executive compensation, the committee approved the following compensation actions for 2015 and 2016:

•	held salaries flat at 2014 levels for our NEOs during 2015 and 2016;

•

applied negative discretion to reduce the payouts to our NEOs for the enterprise performance component of the annual incentive plan from 111% to 85%, despite strong 2015 enterprise results, and made no adjustments for 2015 individual performance;

•	held flat annual incentive plan targets for our NEOs in 2015 and 2016; and

•

reduced grant date values of long-term incentive awards for each of our NEOs in 2015 compared to 2014 to reflect the low commodity price environment and manage share utilization, and further reduced grant date values of long-term incentive awards in 2016 by an additional 15% from 2015 levels.

2015 Corporate Performance Overview. 2015 was a strong operational year for Hess. Despite record low commodity prices, we increased net production year-over-year and progressed our offshore developments to preserve long-term growth options. We also completed execution of our strategic plan to transition to a pure play E&P company. The resulting smaller, restructured organization, combined with a strong balance sheet, leaves the company better positioned in the current oil price environment. For the three-year period ending December 31, 2015, our total shareholder return (“TSR”), which is the change in stock price plus reinvested dividends, was top quartile compared to our 2015 peer companies. Select highlights are summarized in the following table.

Highlights

Strategic Initiatives

•  Sold a 50% interest in our Bakken midstream assets for net cash consideration of approximately $2.6 billion

•  Completed execution of strategic plan to transition to a pure play E&P company

•  Completed sale of energy trading business and Hovensa LLC’s (“Hovensa”) storage terminals, refining units and marine infrastructure

•  Positioned the company for initial public offering of Bakken midstream MLP

Operations

•  Total production averaged 375,000 barrels of oil equivalent (“BOE”) per day, compared to 329,000 BOE per day in 2014

•  Bakken production averaged 112,000 BOE per day, an increase of 35% from 2014

•  Achieved safety improvements, through reduced safety-related HiPO incidents and lower total recordable incident rate (TRIR) compared to 2014

Cost Reduction / Spending Efficiency

•  Reduced capital and exploratory expenditures by $400 million and cash operating costs by approximately $300 million

•  Continued to drive down Bakken drilling and completion costs per operated well to $5.8 million in 2015 and $5.1 million in the 4th quarter of 2015, leveraging lean manufacturing practices

•  2015 E&P capital and exploratory expenditures were $4.0 billion, down approximately 25% from $5.3 billion in 2014, and planned 2016 E&P capital and exploratory expenditures were reduced by another 40% to $2.4 billion.

Finance

•  $2.7 billion of cash on our balance sheet at year-end 2015 and a $4 billion committed undrawn revolver available until 2020

•  Debt to capitalization ratio of 24.4% at year-end (excluding Bakken midstream)

•  Improved liquidity by raising $1.6 billion through public equity offerings in early 2016

Exploration

•  Significant oil discovery at the Liza-1 well in Guyana during 2015, 3D seismic shoot is near completion

•  Successful initial exploration well at the Sicily prospect in the Gulf of Mexico was completed in 2015

•  Commenced drilling at the Melmar prospect in the Gulf of Mexico in December 2015

Governance

•  Board adopted proxy access by-law permitting stockholders owning 3% of the common stock for 3 years to include up to the greater of two director nominees or 20% of the board in the company’s proxy materials

•  Board adopted a compensation clawback policy for senior executives.

Relative Performance
• A signal of Hess accomplishments: Three-year TSR significantly outperformed the median of our 2015 peers and one-year TSR outperformed the median of our 2015 peers.

Summary of Hess’ 2015 Executive Compensation Program. A summary of our executive compensation program during 2015 is provided below.

Compensation Philosophy

¡   Generally, we target total direct compensation (salary, annual incentive and long-term incentives) within a competitive range of market median.

¡   Sustained performance may be recognized in individual pay components, and pay will vary above or below target based primarily on enterprise and, to a lesser degree, individual performance outcomes.

¡   Annual incentive plan emphasizes operational elements; long-term incentives align with long-term stockholder value and reflect both our performance relative to peers and how our stock performed over a multi-year period.

¡   Annual incentive plan provides greater emphasis on formulaic enterprise results and decreased weighting on individual results.

¡   Long-term incentives are delivered using different types of awards to balance absolute and relative performance, over varying time horizons, and retention considerations.

¡   Mix of long-term awards is heavily performance-contingent (80% to 100%), based on grant date target value.

Compensation Element	2015 Result
Base Salary ¡ Fixed rate of pay	Base salaries held flat. No increase for NEOs.
Annual Incentive Plan (“AIP”)	Enterprise Result was 111% of target. In light of

¡   Payout from 0%-200% of target

¡   Payout based on enterprise performance factor (0%-175% of target) and an individual performance modifier of 0% to +25% of target

¡   2015 Enterprise performance metrics included:

1. Environment, health and safety

2. Exploration resource additions

3. Production

4. Controllable operated cash costs

5. E&P capital and exploratory spend

6. Cash return on capital employed

the current commodity price environment, the committee exercised negative discretion to reduce payouts to 85% Individual modifiers for all NEOs resulted in no adjustment to enterprise results.
Long-term Incentives (“LTI”)	Reduced grant date value of 2015 awards to reflect
¡ 60% Performance Share Units (“PSUs”); payout from 0%-200% of target ¡ 20% Stock Options; stock price must appreciate for any value to be realized ¡ 20% Restricted Stock current commodity price environment and to manage share utilization.

PSUs at-risk based on three-year TSR performance compared to peers.

Payout of PSUs for the 2013-15 performance period was 200% of target, given top quartile TSR performance versus peers.

2013 PSU Award Payout. As described below under “LTI Program Structure,” long-term incentive compensation is an important tool to support execution of our long-term business strategy, which is particularly important in capital-intensive industries, such as ours, and represents the largest portion of each executive officer’s target total direct compensation package. In 2013, 50% of LTI awarded to our NEOs was in the form of PSUs, for which the potential payout thresholds are pre-determined at the time of grant, depending upon the company’s TSR compared with that of our peer companies over a three-year period. The committee certified performance results with respect to the 2013 to 2015 performance period in February 2016 and determined that for this performance period, Hess TSR was positive and ranked third among our peers, a substantial majority of which had negative TSR during this period. As a result of Hess’ outperformance versus our peers, including positive TSR during the relevant performance period, 200% of the target number of PSUs were earned with respect to the 2013 award and were paid in 2016. For a list of the peer companies used in the relative comparison, see our proxy statement, filed with the SEC on March 27, 2014.

Pay Mix. The majority of NEO compensation is variable. For our CEO and other NEOs, approximately 90% and 80%, respectively, on average, of 2015 target total direct compensation was variable. Variable pay directly ties their pay to company performance outcomes, both retrospectively and prospectively, including financial results, operational results, strategic initiatives, and stock price performance.

In 2015, Mr. Hess’ cash bonus target was $2.25 million reflecting a reduction from 2014 to align a greater portion of Mr. Hess’ target total direct compensation with the company’s long-term performance.

CEO 2016 Pay Mix. In early 2016, the committee approved certain changes to the long-term incentive mix for Mr. Hess for 2016 to eliminate the restricted stock component from his long-term incentive compensation and to increase the PSU component and the stock option component of his long-term incentive compensation to 70% and 30%, respectively. As a result, 100% of Mr. Hess’ long term incentive compensation will be performance-based, further aligning Mr. Hess’ total compensation with the company’s long-term performance.

Pay vs. Performance Alignment (Realizable Compensation). A comparison of realizable pay to target pay, based on the grant date opportunity, and TSR illustrates how performance outcomes have impacted pay over time. The graph below shows the average realizable pay of the CEO for each of the three-year periods ending December 31, 2013, 2014 and 2015, and the correlation with the indexed TSR of Hess common stock. As shown below, realizable CEO compensation is sensitive to TSR, illustrating alignment with stockholder interests.

(1)

Grant date opportunity reflects the average of salary, target cash bonus, and grant date fair market value of equity awards, as reported in the Grants of Plan-Based Awards Table, for each respective year.

(2)

Realizable pay reflects the average of salary, actual cash bonus, and the intrinsic value of stock options, the market value of restricted stock, and the market value of PSUs (tracking actual performance), in each case awarded in each of these three-year periods. Stock options, restricted stock, and PSUs are valued at year end 2013, 2014 and 2015 closing prices of common stock.

(3)

For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the Summary Compensation Table on page 47. The amounts reported as realizable compensation differs substantially from the amounts reported as total compensation in the Summary Compensation Table and is not a substitute for those amounts.

2015 Say on Pay Vote Result and Ongoing Stockholder Engagement

At our 2015 annual meeting of stockholders, over 96% of votes cast supported Hess’ executive compensation program. We view this as an affirmation of our current pay practices. We regularly engage stockholders to discuss a variety of aspects of our business and welcome stockholder input and feedback. The “say on pay” vote serves as an additional tool to guide the board and the committee in ensuring alignment of our executive compensation programs with stockholder interests.

Specifically, we engage with our stockholders in order to ensure we fully understand the factors they consider to be the most important when evaluating our executive compensation program. During 2015, our CEO and other members of senior management conducted a broad outreach effort which included nearly 200 meetings with institutional investors representing—in the aggregate—over 50% of our outstanding shares. The purpose of this outreach was to discuss and solicit stockholder views on our strategy, business plan, corporate governance and other matters of concern, including executive compensation.

Total Compensation – Objectives, Philosophy and Key Practices

Objectives. The objective of our executive compensation program is to attract and retain talented executives and motivate them to achieve our business goals through a combination of cash and stock-based compensation. The principal elements of an executive’s total compensation consist of:

•	base salary,

•	annual incentive, and

•	long-term incentives.

We also review other elements of compensation, including retirement benefits, health and welfare plans and other benefits offered to employees generally in order to evaluate the entire compensation package offered to executives.

Compensation Philosophy. Generally, we target total direct compensation (salary, annual incentive and long-term incentives) within a competitive range of market median. Sustained performance may be recognized in individual pay components, and pay will vary above or below target based primarily on actual enterprise performance and, to a lesser degree, individual performance. Variations in total direct compensation among the NEOs reflect differences in competitive pay for their respective positions as well as the size and complexity of the business units or functions they oversee, the performance of those business units or functions, and individual performance. The committee also considers market conditions in our industry when making compensation decisions.

Key Compensation Practices. Key executive compensation practices are summarized below. We believe these practices promote alignment with the interests of our stockholders.

What We Do
✓	Directly link pay to performance outcomes, operational results and stockholder returns
✓	Engage in ongoing dialogue with stockholders to incorporate feedback into our compensation programs
✓	Target total direct compensation (base salary / annual incentive / long-term incentives) within a competitive range of market median
✓	Use a structured approach to CEO performance evaluation and related compensation decisions
✓	Maintain a cap on CEO incentive compensation payments
✓	Emphasize a culture of safety (a weighted metric in the bonus program for all employees)
✓	Have stringent stock ownership guidelines for NEOs
✓	Design compensation plans with provisions to mitigate undue risk
✓	Double-trigger change-in-control severance benefits
✓	Maintain a compensation clawback policy, which includes recoupment and forfeiture provisions
✓	Have an anti-hedging policy and an anti-pledging policy for all executives
✓	Employ best-practice share counting and review share utilization annually
✓	Minimal use of perquisites for executives
✓	Offer executives the same health and welfare benefit and savings plans as other salaried employees
✓	Devote significant time to management succession and leadership development efforts
✓	Include criteria in incentive compensation plans to maximize tax deductibility
✓	Retain an independent compensation consultant to advise the committee

What We Don’t Do

x	No employment contracts for NEOs
x	No payment of dividends or dividend equivalents on unearned restricted shares or PSUs
x	No excise tax gross-ups in change-in-control agreements since 2010
x	No re-pricing of underwater stock options without stockholder approval
x	No excessive severance or change in control benefits

2015 Total Direct Compensation

We structure NEO total direct compensation so that the majority is delivered in the form of equity awards, in order to provide incentives to work toward growth of long-term profitability that will enhance stockholder returns. We also structure NEOs’ cash compensation so that a significant portion is at risk under the company’s annual incentive plan, payable primarily based on enterprise results, and to a lesser degree individual performance. We further detail each component of total direct compensation below.

Base Salary. We review base salaries annually, but we do not necessarily award salary increases each year. In determining base salary levels for executive officers, the committee considers the following qualitative and quantitative factors: job level and responsibilities, relevant experience, individual performance, recent corporate and business unit performance, internal equity and our objective of paying competitive total direct compensation if performance is met.

From time to time base salaries may be adjusted other than as a result of an annual review in order to address competitive pressures or in connection with a promotion. Given the lower oil price environment in 2015, salaries for our NEOs and other senior executives were held flat at 2014 levels.

Name	Salary
	2014	2015	% Increase 2014-2015
Hess, John B CEO	$1,500,000	$1,500,000	0.0%
Hill, Gregory P COO & President of E&P	$1,100,000	$1,100,000	0.0%
Goodell, Timothy B SVP & General Counsel	$ 750,000	$ 750,000	0.0%
Rielly, John P SVP & Chief Financial Officer	$ 775,000	$ 775,000	0.0%
Turner, Michael R. SVP, Onshore	$ 575,000	$ 575,000	0.0%

Annual Incentive Plan (“AIP”). We establish an annual incentive target for each executive officer based upon his or her position within the company, corresponding responsibilities and competitive annual incentive opportunity for similar positions in other companies. Payouts are in cash and may range from 0% to 200% of the target annual incentive opportunity based on actual enterprise and individual performance outcomes. Given the lower oil price environment in 2015, annual incentive targets for our NEOs and other senior executives were held flat from 2014.

Name	2015 Annual Incentive Plan Opportunity ($)
	Minimum (0% of target)	Target (100% of target)	Maximum (200% of target)
Hess, John B. CEO	$0	$2,250,000 (150% of salary)	$4,500,000
Hill, Gregory P. COO & President of E&P	$0	$1,430,000 (130% of salary)	$2,860,000
Goodell, Timothy B. SVP & General Counsel	$0	$700,000 (93% of salary)	$1,400,000
Rielly, John P. SVP & Chief Financial Officer	$0	$700,000 (90% of salary)	$1,400,000
Turner, Michael R. SVP, Onshore	$0	$285,000 (50% of salary)	$570,000

2015 AIP Design. The AIP payout for executive officers is primarily determined based on enterprise performance results that align with the company’s business strategy.

2015 Enterprise Metrics	Weighting
Production	25%
Environment, Health & Safety (“EHS”)	20%
Capital and Exploratory Spend	20%
Controllable Operated Cash Costs	20%
Cash Return on Capital Employed	10%
Exploration Resource Additions	5%
Total	100%

Payouts under the AIP depend on enterprise results, and payouts can range from 0% to 175% of target. An individual performance multiplier can reduce the annual incentive payout down to zero or increase it by up to 25% of target based on actual individual performance results measured against pre-defined individual performance goals. There will be no payout if the threshold level of enterprise performance is not achieved. The payout is capped at 200% of the target award.

Illustration of 2015 AIP Design

Actual Cash Incentive Awards.  The following table shows actual performance as a percent of target based on the 2015 results for each component of the AIP, and the actual cash incentive award for each NEO. As described below, although the formulaic calculation of the enterprise performance component of the AIP should have paid out at 111% based on company performance during 2015, in light of the current commodity price environment, the committee exercised negative discretion to reduce the payout for the enterprise performance component to 85%. The following discussion explains how the payouts for each component were determined.

Name	2015 Target Cash Incentive Opportunity	X 2015 Enterprise Performance as % of Target	X 2015 Individual Performance Modifier	= Combined	2015 Actual Cash Incentive Award
Hess, John B. CEO	$2,250,000	85%	No adjustment		$1,912,500
Hill, Gregory P. COO & President of E&P	$1,430,000	85%	No adjustment		$1,215,500
Goodell, Timothy B. SVP & General Counsel	$700,000	85%	No adjustment		$595,000
Rielly, John P. SVP & Chief Financial Officer	$700,000	85%	No adjustment		$595,000
Turner, Michael R. SVP, Onshore	$285,000	85%	No adjustment		$242,300

2015 Enterprise Performance Metrics. The following table details our 2015 goals for enterprise performance metrics and actual results.

2015 Metric	Rationale for Use	2015 Threshold /Target/ Maximum	2015 Result	Metric Payout
Production	• Aligned to growth • Primary output of E&P investments	350/362/380 (MMBOED)	375	154%
Environment, Health & Safety (4 measures)	• Protects employees, contractors, communities, reputation and ensures safe operations	Varies by measure[1]		94%
Capital and Exploratory Spend	• Aligned to sustainability and profitability	$4,750/$4,500/$4,250 ($MM)	$4,338	149%
Controllable Operated Cash Costs	• Management of expenses to maximize cash margin • Controllable component of cash margin	$1,690/$1,570/$1,450 ($MM)	$1,610	75%
Cash Return on Capital Employed	• Measure company’s use of capital	7.5/12.0/16.5 (%)	7.1	0%
Exploration Resource Additions	• Aligned to sustainability • Aligned to growth	50%/Budget/200%[2]	Maximum	175%
[1] Includes 4 metrics (equally weighted): safety observations, Integrity Critical Equipment (ICE) performance standard implementation, high potential incident rate, and spills & releases gross BOE / gross operated MMBOE. [2] Accounting for a target weighting of 5% of the overall enterprise metrics, target performance goal reflects risked, net entitlement volumes for wells drilled in 2015. Performance above target required exceptional efforts and resulted in a payout above target.			Total	111%
			Discretionary Committee Reduction	(26%)
			Final Payout	85%

Assessment of Individual Performance. We assess individual performance based on goals set at the beginning of each year, specific to each NEO. Following year end, achievement of these pre-defined individual goals is assessed. The CEO conducts performance reviews for the other NEOs and makes compensation recommendations to the committee based on these reviews, with the committee making the final determination. The committee reviews the CEO’s attainment of his individual performance objectives. This individual performance assessment for each NEO determines the modifier used (if any) to influence the final payout of their annual incentive award. This review can also influence the grant date value of LTI compensation and base salary adjustments for the subsequent year. The target LTI value for any NEO can be adjusted down to zero or increased by up to +25%, given the result of each individual performance assessment.

In March 2015, the committee approved the individual objectives for our CEO and for other NEOs. None of the objectives had any specific weighting and are intended to be used together with other information the committee determines relevant to develop a holistic evaluation of individual performance.

In the first quarter of 2016, the committee evaluated 2015 performance for each NEO against, among other factors, the approved individual objectives. For Mr. Hess, the committee reviewed and considered his 2015 performance self-assessment. For each of the other NEOs, the committee reviewed their respective 2015 performance self-assessments, and considered Mr. Hess’ recommendation and summary of each of the other NEO’s performance.

Specific items considered by the committee in its assessment of individual performance are outlined below. After evaluating Mr. Hess’ performance on these criteria, the committee concluded that his 2015 performance met expectations.

Performance vs. Goals for Our Chief Executive Officer:

•  Strategic Initiatives:

      - Successful sale of 50% interest in Bakken midstream assets for net cash proceeds of $2.6 billion

      - Significant oil discovery at the Liza-1 well in Guyana during 2015, 3D seismic shoot is near completion

      - Led successful effort to repeal a 40-year old ban on US crude exports

      - Added to executive bench strength and strengthened leadership succession process

      - Completed transforming company into a more focused pure-play E&P company

•  Annual Operational Goals:

      - Exceeded total production goal

      - Delivered capital spend under budget

      - Environment, health and safety results generally met expectations

      - Reduced capital and operating expenditures by approximately $700 million

• Relative Performance: - First quartile TSR performance in the 3-year performance period for PSU awards granted in 2013, finished 3rd among 15 peers
• Corporate Reputation and Relationship Building:

      - Speaker in Upstream Plenary Session at CERAWeek and Conference of Montreal International Economic Forum of the Americas

      - Participated in over 120 investor meetings

      - Maintained strong relationships with stockholders

      - Maintained strong relationships with key industry CEOs

Messrs. Hill, Goodell, Rielly and Turner contributed to the positive outcomes listed above. In addition, specific to each individual, the committee considered, among other things, the items listed below for each individual, as well as input from the CEO and other members of the board of directors.

Mr. Hill delivered key business targets and major milestones set forth in his performance goals. He oversaw the successful changes in the unconventional business strategy given the low commodity environment and oversaw significant advances in lean methodology throughout the company’s operations, particularly in the Bakken. Mr. Hill also led various cost reduction activities throughout the company and oversaw significant improvements in safety.

Mr. Goodell delivered key business targets as set forth in his performance goals. He oversaw the legal function’s contributions to the successful sale of a 50% interest in our Bakken midstream assets and the preparation for the proposed initial public offering of Hess Midstream Partners LP (the “MLP”). Additionally, in connection with the sale of the Hovensa assets and completion of its bankruptcy, Mr. Goodell successfully managed significant litigation issues to mitigate the impact on the company. He also led a significant restructure of the legal organization, while strengthening talent capability and leadership succession.

Mr. Rielly delivered key business targets as set forth in his performance goals. He played a key role in executing our strategy to strengthen the company’s balance sheet. He advanced the MLP’s organizational capability and leadership in preparation for its proposed initial public offering. He also successfully transitioned the financial services functions to Houston, while strengthening talent capability and leadership succession.

Mr. Turner delivered key business targets as set forth in his performance goals. He successfully altered the unconventional business strategy given the low commodity price environment, oversaw reductions in the Bakken and Utica drilling and completion costs, fostered functional excellence, and oversaw significant improvements in safety.

After reviewing the 2015 pre-defined individual performance goals and considering the current low oil and gas price environment, the committee determined to make no individual adjustment to annual incentive payments for any of the NEOs. The committee determined this action was appropriate despite the company having a strong performance year and each individual meeting individual performance expectations.

LTI Program Structure. Long-term Incentive (“LTI”) compensation is an important tool to drive behavior that supports our business strategy. LTI compensation is also an important retention tool. As a result, LTI compensation represents the largest portion of each executive officer’s target total direct compensation package. For 2015 LTI awards, the performance-based component accounted for 80% of the total LTI award, based on grant date target value, which the committee believes supports alignment of the interests of our senior-most management and stockholders.

2015 NEOs
LTI Vehicle	Weighting

PSUs	60%	}	80% performance-contingent
Stock Options	20%

Restricted Stock	20%

For 2016, the committee considered stockholder feedback, the typical time horizons of investment decisions for Hess’ business and industry, the current commodity price environment, the current performance metric for PSUs and market practice. During our stockholder outreach described above, we learned that an emphasis on performance-based LTI is preferred and that investors supported the use of stock options as a component of performance-based LTI. The committee determined to approve certain changes to the long term incentive mix for Mr. Hess to eliminate restricted stock and link 100% of Mr. Hess’ target LTI compensation to performance. For 2016, 70% of Mr. Hess’ target LTI award is in the form of PSUs and 30% is in the form of stock options. The committee determined to maintain the long-term incentive mix for the company’s other NEOs for 2016. For such NEOs, 80% of the target LTI compensation will be performance based, with 60% in the form of PSUs, 20% in the form of stock options and the remaining 20% in the form of restricted stock. Payout of PSUs is contingent upon the company’s TSR compared with that of our peer companies, identified below, over a three-year period. In addition, our TSR must be positive during the three-year performance period for payout to exceed target, even if the company outperforms peers. Use of stock options, which remain exercisable for ten years, is supported by the company’s capital intensive industry, where the time horizon for investment decisions often extends over many years. Stock options, which only provide value upon absolute stock price appreciation, also reinforce a balance between relative and absolute stock price performance goals, given PSU payout is primarily based on relative TSR.

2016 CEO
LTI Vehicle	Weighting

PSUs	70%	}	100% performance-contingent
Stock Options	30%

Restricted Stock	0%

Timing of LTI Awards. In general, awards of restricted stock, stock options and performance share units to the NEOs are made in early March after our financial statements have been audited by our independent public accountants. However, the committee retains discretion to vary the timing of awards as it deems appropriate.

Terms of LTI Awards. Restricted stock awards generally fully vest three years from the date of grant, and stock options vest ratably over a three-year period, generally subject to continued employment, and remain exercisable until ten years after the date of grant. PSUs, if earned, vest after the three-year performance period. We believe these vesting periods promote retention and are consistent with market practices.

Shares of restricted stock are issued and outstanding from the date of grant, but are held in escrow until the vesting date. Restricted shares are therefore entitled to dividends if and when paid on shares of common stock. Dividends accrued on shares of restricted stock are paid upon vesting. To the extent earned, performance share units will be paid in shares of Hess common stock which will vest and be issued following the end of the performance period. Dividend equivalents for PSUs will only be paid out on earned PSUs, after the performance period.

Value of LTI Awards. We aim to provide long-term awards such that together with cash compensation, target total direct compensation is within a competitive range of market median. Compensation is intended to vary based on company and individual performance outcomes. The committee bases individual award levels on comparative market data for the executive’s position, award levels of comparably-situated executives, and an assessment of individual potential and performance. In making awards to any individual, the committee does not consider his or her gains made, or failure to achieve gains, on prior restricted stock, stock option or performance share unit awards.

The charts below reflect the payout matrix for the outstanding PSU awards. In defining the PSU payout schedules, the following guiding principles were used: for maximum payout, performance must be approximately top 15% for 2014 and 2015 awards, up from top quartile for 2013 awards; for target payout, performance must exceed median; for threshold payout, approximately 25th percentile must be achieved for any payout, and no payout is earned for performance below 25th percentile. In addition, as described above, payout may not exceed target if our TSR during the performance measurement period is not positive.

(1)	Includes Hess Corporation and excludes Talisman Energy Inc., which was acquired by Repsol S.A. in May 2015

Peer Group

The committee reviews compensation data from a comparative group of oil and gas companies to ensure our compensation and benefit programs are competitive within our industry. For 2015, our peer group consisted of 13 companies, as shown below, with the additions of Continental and Pioneer, considering Hess’ relative size and business strategy. For 2016, our peer group remained the same as 2015, with the exception of Talisman, which was acquired during 2015.

2015 and 2016 Peer Group – 13 Companies
Anadarko Petroleum Corporation	Devon Energy Corporation	Occidental Petroleum Corporation
Apache Corporation	EOG Resources, Inc.	Pioneer Natural Resources Co.
Chesapeake Energy Corporation	Marathon Oil Corporation	Talisman Energy Inc.*
ConocoPhillips	Murphy Oil Corporation
Continental Resources, Inc.	Noble Energy, Inc.
* Talisman Energy Inc. was acquired by Repsol S.A. in May 2015 and is no longer part of the peer group for 2016.

As discussed above, we generally target total direct compensation (salary, annual incentive and long-term incentives) within a competitive range of market median. Overall, our review found that target total direct compensation of our NEOs was aligned with our executive compensation philosophy.

Process for Determining Compensation and Role of Compensation Consultants

The committee has exclusive authority for approving the compensation of the CEO and the other NEOs. Human resources management, acting under the supervision of the CEO, develops compensation recommendations for all officers and employees, including the NEOs, in accordance with the compensation philosophy and policies more fully described elsewhere in this CD&A.

To assist in its review of the compensation recommendations, in 2015 the committee directly engaged the firm Semler Brossy Consulting Group LLC (“Semler Brossy”) as its independent compensation consultant. Semler Brossy reported exclusively to the committee, which has sole authority to engage, dismiss and approve the terms of engagement of its consultant. During 2015, Semler Brossy did not provide any additional services to the company. The committee assessed the independence of Semler Brossy pursuant to SEC and NYSE rules, and concluded that no conflict of interest concerns exist.

The compensation consultant’s principal responsibility is to advise the committee on compensation recommendations for the NEOs, as well as on general matters relating to executive compensation strategy and programs. The CEO meets with the committee and the compensation consultant to discuss performance objectives and review compensation recommendations for executive officers directly reporting to him, including the other NEOs. Thereafter, the committee meets privately with the independent compensation consultant to review the compensation recommendations. Final decisions on compensation for the NEOs are made solely by the committee.

Additional Information

Other Benefits. We have adopted certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as other eligible employees of the company, subject to applicable limits imposed on contributions and benefits under applicable law. Our objective is that the value of these benefits be competitive with what is offered by companies in our peer group. In addition to group life insurance and health and welfare plans, we have a savings plan under which participants can elect to invest (subject to contribution limits imposed by law) up to 25% of pre-tax salary in a variety of funds, one of which invests in our common stock, and the company provides matching contributions up to approximately 8% of pre-tax salary for each participant, which are invested at the discretion of the participant.

Pension Benefits. As explained elsewhere in this proxy statement, all of our employees are eligible for both a qualified defined benefit pension plan and a non-qualified supplemental plan (the restoration plan referred to in the Pension Benefits table) that provides only the benefits that would otherwise be paid to participants under the qualified pension plan but for limitations imposed by the Internal Revenue Code. While benefits from the qualified pension plan are payable as monthly annuities beginning at retirement, benefits from the restoration plan are payable in a single lump sum at first retirement eligibility, but no earlier than six months following termination of employment. The value of the lump sum payment is determined by the benefit formula and various assumptions, including the interest rate which is used to determine the equivalent present value of the amount that would be payable monthly if the restoration plan paid annuities.

Prior to 2010, the committee granted additional years of credited service under our pension restoration plan to Messrs. Hill and Rielly as part of the compensation packages necessary to recruit them. In 2009, the committee gave Mr. Hill credit for ten years of service with his prior employer, upon completion of five years of service with the company. Mr. Hill worked for over 25 years with Royal Dutch Shell plc and its affiliates, most recently in senior executive positions. This agreement was intended to compensate Mr. Hill for the difference between the pension benefits he would have received from his prior employer had he retired from his prior employment at age 60 and the pension benefits he would have received, absent such credited service, under the company’s pension plans for his retirement at the same age. The additional years of service for Mr. Rielly are equal to his service with his prior employer, and his supplemental benefits are offset by his pension benefits from his prior employer. Mr. Rielly had more than 16 years of experience with Ernst & Young LLP. He had a successful career at his prior employer and would have continued to accrue years of service under the pension plan of his prior employer. Again, the committee believed that an award of credited service was necessary to compensate this executive for the loss of pension benefits and to induce him to join the company. In addition, Mr. Turner was granted an additional $1,850,000 lump sum in the pension restoration plan conditional on his reaching age 60 at retirement. This agreement was intended to compensate Mr. Turner for the difference in pension benefits at retirement under the plans of his prior employer, Royal Dutch Shell, and the company’s plans. In the event that the company initiates a termination of employment (other than for cause) prior to that time, a prorated portion of the payment would be due.

Perquisites. The company did not provide perquisites or personal benefits valued at $10,000 or more to any of our NEOs in 2015. While we offer a very limited amount of perquisites and other personal benefits to our NEOs, perquisites are not a material part of our compensation program. The committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs.

Management Stock Ownership Guidelines. In order to further align the interests of senior management and stockholders, we maintain stock ownership guidelines for corporate officers. The guidelines provide that each corporate officer should attain a specified level of ownership of shares of the company’s common stock equal in value to a multiple of the their base salary within five years of the later of the date of adoption of the guidelines and the officer’s first election to his or her role.

Role	Requirement (multiple of base salary)
Chief Executive Officer	6.0x
Chief Operating Officer	4.0x
Senior Vice Presidents	3.0x
Vice Presidents	1.0x

Our NEOs maintain significant ownership in Hess stock. Mr. Hess, our CEO, currently beneficially owns approximately 11.33% of our outstanding shares, and among the other NEOs, on average, ownership exceeds six times base salary. This reflects significant alignment of interests between our NEOs and our stockholders. Currently, shares owned outright by an executive, restricted stock and stock held in an executive’s savings plan account are counted for purposes of determining stock ownership levels. Stock options and unvested performance share units are not counted.

Anti-hedging and Anti-pledging Policies. We do not permit directors or executive officers to trade in equity derivative instruments in order to hedge the economic risks of holding the company’s stock. The purpose of these guidelines is to align the interests, including the economic risk of ownership, of directors, management and stockholders. In addition, we do not permit our executives to pledge shares of company stock in which they have a financial interest.

Recoupment (“Clawback”) Policy. In the event that the company is required to prepare an accounting restatement due to the material noncompliance of the company with any financial reporting requirement under U.S. securities laws, the company has the right to recover from any current or former executive officer of the company who received incentive-based compensation (including stock options awarded as compensation) during the three-year period preceding the date on which the company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement. The committee has full authority and discretion to administer this policy and all determinations of the committee are final and binding. This policy operates in addition to any compensation recoupment provided for by law or by the company’s Amended and Restated 2008 Long-Term Incentive Plan, or any successor plan. Once final rules are effective regarding clawback requirements under the Dodd-Frank Act, the company intends to review its compensation recoupment policy and, if necessary, amend such policy to comply with the new mandates.

In addition, in the event of misconduct by an employee that results in material noncompliance with financial reporting requirements, we reserve the right to take all appropriate action to remedy the misconduct, discipline such officer or employee and prevent its recurrence, including (i) termination of employment of such officer or employee and forfeiture of outstanding equity awards, (ii) commencing an action for breach of fiduciary duty and/or (iii) seeking reimbursement of any compensation paid in excess of that which would have been paid in the absence of such noncompliance, either by legal action or by offsetting other amounts owed by the company to such officer or employee to the extent permissible.

Change in Control Agreements. As explained in greater detail elsewhere in this proxy statement, we have change in control agreements with certain executives, including our NEOs, that provide for a lump sum cash payment equal to a multiple of the executive’s compensation, as well as other benefits, if (1) there is a change in control, as defined in the agreements, and (2) the executive is actually or constructively terminated within 24 months following a change in control (“double-trigger”). In view of continuing consolidation within the oil and gas industry, we believe these agreements are necessary to remain competitive with the overall compensation packages afforded by companies in our peer group. We also believe these agreements work to provide security to our executives, many of whom would have key roles in negotiating and implementing a potential change in control transaction, and further align their interests with the best long-term interests of stockholders. In 2010, the committee decided to eliminate “golden parachute” excise tax gross-up provisions from any such agreements entered into in the future. As a result, our change in control agreement with Mr. Turner, which was entered into during 2015, does not contain a tax gross up provision.

Tax Deductibility of Compensation. Tax rules under Section 162(m) of the Internal Revenue Code generally limit the deductibility of compensation paid to our NEOs (excluding the CFO) to $1 million during any fiscal year unless such compensation is “performance-based.” In general, the company intends to structure its incentive compensation arrangements in a manner that would comply with these tax rules. The committee reserves the right to pay compensation that may exceed the limits on tax deductibility or not satisfy the performance-based award exception, and therefore would not be deductible, if it determines it is in our and our stockholders’ best interests. Not all amounts paid under our compensation programs necessarily qualify for deductibility. Cash salary in excess of $1 million is not exempt from the limitation, and therefore is not deductible. The tax deductibility of other components of compensation, including the taxable value of executive benefits and perquisites, is potentially limited under current tax rules. In addition, despite the committee’s efforts to structure incentive compensation arrangements in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, no assurance can be given that the requirements of Section 162(m) will in fact be satisfied.

In 2006, stockholders approved and in 2011 reapproved a performance incentive plan for senior officers designed to permit the company to award deductible compensation in the form of restricted stock and cash bonuses. The plan is not intended to increase award levels beyond those that the committee would otherwise approve consistent with its compensation policies described previously. Participants in the plan include the NEOs and any other senior officers that the committee may designate. The committee exercises discretion to award aggregate amounts of cash bonus and restricted stock less than that amount for each of the NEOs consistent with its policies as previously explained. Pursuant to current tax rules, the material terms, including the performance goals under the plan, must be approved by stockholders every five years to preserve the deductibility of such compensation under Section 162(m). At the 2016 annual meeting, stockholders are being asked to approve the 2016 performance incentive plan for senior officers, which will replace the existing plan. The material terms of the 2016 plan are described under “Proposal 4: Approval of the Performance Incentive Plan for Senior Officers” on page 61.

Accounting Implications. In designing our compensation and benefit programs, the committee reviews and considers the accounting implications of its decisions, including the accounting treatment of amounts awarded or paid to our executives.

Compensation Committee Report

The compensation and management development committee of the board of directors of the company has reviewed and discussed the Compensation Discussion and Analysis section with management, and based on this review and discussion, the compensation and management development committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this proxy statement and incorporated by reference into the 2015 annual report on Form 10-K.

Robert N. Wilson, Chairman

Dr. Risa Lavizzo-Mourey

David McManus

James H. Quigley

Summary Compensation Table

The following table sets forth information regarding compensation paid or accrued for the last three fiscal years to the CEO, the chief financial officer and the three other most highly compensated executive officers, for services in all capacities to the company and its subsidiaries.

Name & Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4) ($)		All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Hess, John B	2015	1,500,000	—	7,600,040	1,899,996	1,912,500	—	(4)	21,147	12,933,683
Chief Executive Officer	2014	1,500,000	—	7,819,982	1,954,997	3,037,500	8,126,303		20,748	22,459,530
	2013	1,500,000	1,516,667	8,511,308	—	2,278,250	2,327,085		20,349	16,153,659

Hill, Gregory P	2015	1,100,000	—	3,779,970	945,000	1,215,500	1,928,690		21,147	8,990,307
COO & President of E&P	2014	1,100,000	69,500	4,342,416	1,085,601	1,930,500	2,060,866		20,748	10,609,631
	2013	1,000,000	443,333	3,504,678	—	665,950	189,621		20,349	5,823,931

Goodell, Timothy B	2015	750,000	—	1,600,040	400,008	595,000	460,055		21,147	3,826,250
Senior Vice President &	2014	750,000	—	1,839,969	460,007	945,000	699,231		20,748	4,714,955
General Counsel	2013	750,000	326,667	2,002,724	—	490,700	255,118		20,349	3,845,558

Rielly, John P	2015	775,000	—	1,600,040	400,008	595,000	1,386,029		21,147	4,777,224
Senior Vice President &	2014	775,000	—	1,839,969	460,007	945,000	1,956,014		20,748	5,996,738
Chief Financial Officer	2013	775,000	433,333	2,002,724	—	350,500	—	(6)	20,349	3,581,906

Turner, Michael R	2015	575,000	—	1,240,054	310,002	242,300	333,969		21,147	2,722,472
Senior Vice	2014	575,000	15,250	1,400,037	350,013	384,750	499,516		20,748	3,245,313
President of Onshore

(1)

The amounts shown in column (d) represent the discretionary component of the cash bonuses, reflecting individual performance, as discussed more fully under “Assessment of Individual Performance” in the Compensation Discussion and Analysis, and the amounts shown in column (g) represent the components of the cash bonuses relating to the attainment of enterprise performance metrics, paid to the NEOs under our annual incentive plan, as discussed more fully in Compensation Discussion and Analysis. In the case of Mr. Rielly, the amount shown in column (d) includes a special recognition bonus of $200,000 for 2013.

(2)

Consists of the aggregate grant date fair value of performance share units and restricted stock computed in accordance with ASC 718. A discussion of the valuation assumptions is in Note 11, Share-Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015.

(3)

Consists of the aggregate grant date fair value of stock options granted, computed in accordance with ASC 718. A discussion of the valuation assumptions is in Note 11, Share-Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015.

(4)

There was a decrease in pension value of $1,952,623 for Mr. Hess during 2015 primarily due to the (i) increase in the assumed discount rate used to value lump sums under the Hess Pension Restoration Plan and (ii) the fact that Mr. Hess had previously met the age and service requirements for unreduced early retirement benefits and remained in employment at Hess. The value of the unreduced early retirement benefits decreases with age due to the decrease in life expectancy. The effect of these decreases exceeded the value of benefits earned under the Hess Employees’ Pension Plan and Hess Restoration Plan during 2015. As described in the Compensation Discussion and Analysis, Hess offers pension benefits to all U.S. employees consisting of the Employee’s Pension Plan (EPP) and the Pension Restoration Plan (PRP). No change was made to either plan in 2015.

As discussed more fully in the Compensation Discussion and Analysis section included in the proxy statement for the 2015 annual meeting, as part of the consolidated financial statements assumption setting process for the fiscal year ended December 31, 2014, the interest rate assumption was reduced, reflecting the current historically low interest rate environment. The reduced interest rate assumption resulted in a higher lump sum value payable under the PRP and is the primary reason for the increase in the 2014 Change in Pension value for the NEOs relative to past years, as no other changes were made to the pension benefits for any employees.

(5)	Consists of matching contributions by the company credited to the NEOs under the company’s employees’ savings plan.

(6)	Change in pension value for Mr. Rielly in 2013 was $(145,012).

Grants of Plan-Based Awards

On March 3, 2015, the committee established target bonuses and approved awards of performance shares, stock options and restricted stock to the NEOs. The following table sets forth information concerning possible payouts under the AIP and possible payouts under the performance share program made under the incentive plan for 2015 and individual grants of restricted stock and stock options made under the incentive plan for 2015 to each of the NEOs:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock & Option Awards(3)($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Hess, John B	Performance Shares	03-Mar-15				37,187	74,374	148,748				5,700,023
	Restricted Stock	03-Mar-15							25,507			1,900,016
	Stock Options	03-Mar-15								90,476	74.49	1,899,996
	AIP		1,125,000	2,250,000	3,937,500
Hill, Gregory P	Performance Shares	03-Mar-15				18,496	36,991	73,982				2,834,990
	Restricted Stock	03-Mar-15							12,686			944,980
	Stock Options	03-Mar-15								45,000	74.49	945,000
	AIP		715,000	1,430,000	2,502,500

Goodell, Timothy B	Performance Shares	03-Mar-15				7,829	15,658	31,316				1,200,029
	Restricted Stock	03-Mar-15							5,370			400,011
	Stock Options	03-Mar-15								19,048	74.49	400,008
	AIP		350,000	700,000	1,225,000

Rielly, John P	Performance Shares	03-Mar-15				7,829	15,658	31,316				1,200,029
	Restricted Stock	03-Mar-15							5,370			400,011
	Stock Options	03-Mar-15								19,048	74.49	400,008
	AIP		350,000	700,000	1,225,000

Turner, Michael R	Performance Shares	03-Mar-15				6,068	12,135	24,270				930,026
	Restricted Stock	03-Mar-15							4,162			310,027
	Stock Options	03-Mar-15								14,762	74.49	310,002
	AIP		142,500	285,000	498,750

(1)

The amount shown in columns (d), (e) and (f) above represent the threshold, target and maximum payouts for the components of the 2015 Hess Annual Incentive Plan relating to the attainment of enterprise performance metrics. “Threshold” represents the lowest payout if the threshold level of performance is achieved for every performance metric. “Maximum” represents a payout at 175% of target. The actual amounts paid for 2015 relating to these components are shown in column (g) of the Summary Compensation Table.

(2)

Relates to PSU awards issued under the Amended and Restated 2008 Long-Term Incentive Plan. Actual payout of shares earned will range from 0 to 200% of the units granted based on the relative performance of the company’s TSR over the three-year performance period ending December 31, 2017, compared with that of 12 peer companies in the company’s peer group on page 42 and payouts, if any, will occur following the three-year performance period. “Target” is the number of PSUs awarded in 2015. “Threshold” represents the lowest possible payout if a payout is made (50% of the units granted).

(3)

The grant date fair value of restricted stock awards is determined by multiplying the number of shares of stock awarded as shown in column (j) by the closing price of the company’s common stock on the date of grant. The grant date fair value of PSUs granted is determined by multiplying the number of units granted as shown in column (h) by the fair value of the award as determined by a Monte Carlo valuation model ($76.64). The grant date fair value of stock options granted is determined by multiplying the number of options granted by the Black-Scholes Value. A discussion of the valuation assumptions is in Note 11, Share-Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015.

Equity awards under the Amended and Restated 2008 Long-Term Incentive Plan are discussed in the “Compensation Discussion and Analysis” under the heading “LTI Program Structure.” Non-equity incentive plan awards are discussed in the “Compensation Discussion and Analysis” under the heading “Annual Incentive Plan.”

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding equity awards held by the NEOs at the end of the last fiscal year.

					Stock Awards
	Option Awards				Restricted Stock		Performance Share Units
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#)(8) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($)(9) (g)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(10) (h)	Market Value of Shares or Units of Stock That Have Not Vested ($)(11) (i)
Hess, John B	288,000	—	49.55	01-Feb-16	96,867(4)	4,696,112	233,671	11,328,370
	255,000	—	53.20	07-Feb-17
	186,000	—	81.85	06-Feb-18
	225,450	—	56.43	04-Feb-19
	208,890	—	60.07	03-Feb-20
	150,930	—	83.88	02-Feb-21
	24,629	49,256(1)	80.35	04-Mar-24
	—	90,476(2)	74.49	03-Mar-25
Hill, Gregory P	37,305		60.07	03-Feb-20	45,562(5)	2,208,846	111,948	5,427,239
	62,145	—	83.88	02-Feb-21
	13,676	27,352(1)	80.35	04-Mar-24
	—	45,000(2)	74.49	03-Mar-25
Goodell, Timothy B	66,000	—	56.43	04-Feb-19	22,161(6)	1,074,365	53,140	2,567,227
	49,740	—	60.07	03-Feb-20
	35,505	—	83.88	02-Feb-21
	5,795	11,590(1)	80.35	04-Mar-24
		19,048(2)	74.49	03-Mar-25
Rielly, John P	63,000	—	49.55	01-Feb-16	22,161(6)	1,074,365	53,140	2,567,227
	57,000	—	53.20	07-Feb-17
	45,000	—	81.85	06-Feb-18
	54,600	—	56.43	04-Feb-19
	49,740	—	60.07	03-Feb-20
	35,505	—	83.88	02-Feb-21
	5,795	11,590(1)	80.35	04-Mar-24
		19,048(2)	74.49	03-Mar-25
Turner, Michael R	25,170	—	59.17	05-Jun-19	19,584(7)	949,432	45,947	2,227,511
	30,345	—	60.07	03-Feb-20
	21,660	—	83.88	02-Feb-21
	4,409	8,819(1)	80.35	04-Mar-24
		14,762(2)	74.49	03-Mar-25

(1)	Options vest ratably over a three year period from the date of grant of March 4, 2014 if the NEO continues to be employed.

(2)	Options vest ratably over a three year period from the date of grant of March 3, 2015 if the NEO continues to be employed.

(3)

Options may become exercisable earlier in full upon death, disability, normal retirement or a change in control. At the discretion of the committee, upon early retirement of an awardee, options not then exercisable may become exercisable in proportion to the calendar days elapsed in the vesting period up to the early retirement date. The options remain exercisable until the tenth anniversary of the date of grant, except in cases of termination of employment for reasons other than death, disability or normal retirement, in which case options remain exercisable only for specified periods. If a grantee’s employment terminates (other than by reason of death, disability or retirement) before these options become exercisable, they will be forfeited.

(4)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 47,029 on March 6, 2016 and 24,331 on March 4, 2017 and 25,507 on March 3, 2018.

(5)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 19,365 on March 6, 2016 and 13,511 on March 4, 2017 and 12,686 on March 3, 2018.

(6)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 11,066 on March 6, 2016 and 5,725 on March 4, 2017 and 5,370 on March 3, 2018.

(7)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 11,066 on March 6, 2016 and 4,356 on March 4, 2017 and 4,162 on March 3, 2018.

(8)

Shares of restricted stock may vest earlier in full upon normal retirement, death, permanent total disability or a change in control, with proportional vesting at the discretion of the committee in the case of early retirement.

(9)	Market Value of restricted stock is based on the closing price of $48.48 on December 31, 2015.

(10)

Number of shares shown in the table is based on achieving maximum performance goals for performance share units granted in 2013 and target for those granted in 2014 and 2015. Actual payout of shares earned will range from zero to 200 percent of the units granted and will occur following the three-year performance periods ending December 31, 2015, December 31, 2016 and December 31, 2017. Upon a participant’s death, permanent total disability or normal retirement, the participant may be entitled to receive the same payout on the performance share units, if any, at the same time and subject to the same conditions, as would have been payable had the participant’s employment continued until the regularly scheduled vesting date, with proportional payout at the discretion of the committee in the case of early retirement.

(11)

Value of performance share units reflects maximum performance level for performance share units granted in 2013 and target for those granted in 2014 and 2015, based on the closing price of $48.48 on December 31, 2015 as required by SEC disclosure requirements. Performance attained as of December 31, 2015 was at maximum for performance share units granted in 2013 and target for those granted in 2014 and 2015, but actual payments at vesting of the 2014 and 2015 grants could be different based on final performance results. The performance period for the 2013 grants ended on December 31, 2015 and payout was at the maximum level following the committee’s certification of performance results. See “Compensation Discussion and Analysis – 2013 PSU Award Payout” for more information about the settlement of performance share units granted in 2013.

Option Exercises and Stock Vested

The following table sets forth information as to the NEOs regarding the exercise of stock options and the vesting of restricted stock under the incentive plan during the last fiscal year:

			Stock Awards
	Option Awards		Restricted Stock		Performance Share Units
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)	Number of Shares Acquired on Vesting (#) (f)	Value Realized on Vesting ($) (g)(2)
Hess, John B	—	—	61,638	4,340,548	123,276	8,959,700
Hill, Gregory P	—	—	25,381	1,787,330	50,762	3,689,382
Goodell, Timothy B	—	—	14,503	1,021,301	29,006	2,108,156
Rielly, John P	—	—	14,503	1,021,301	29,006	2,108,156
Turner, Michael R	—	—	8,847	623,006	17,694	1,286,000

(1)

Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of stock by the closing market value of the underlying share of $70.42 on March 9, 2015 (the stock market was closed on the vesting date of March 7, 2015).

(2)	Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of stock by the closing market value of the underlying share of $72.68 on February 3, 2015.

Pension Benefits

The following table sets forth information as to the NEOs regarding payments or other benefits at, following or in connection with retirement:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Hess, John B	Employees’ Pension Plan	38.58	2,090,610		—
	Restoration Plan	38.58	50,622,536		—
Hill, Gregory P	Employees’ Pension Plan	7.00	323,931		—
	Restoration Plan	17.00	9,165,808	(1)	—
Goodell, Timothy B	Employees’ Pension Plan	7.00	333,394		—
	Restoration Plan	7.00	2,203,312		—
Rielly, John P	Employees’ Pension Plan	14.75	630,939		—
	Restoration Plan	31.25	8,589,261	(2)	—
Turner, Michael R	Employees’ Pension Plan	6.58	314,706		—
	Restoration Plan	6.58	2,614,691	(3)	—

(1)	Credited years of service include 10 years for service with prior employer. Additional years of credited service result in an increase of $5,613,980 under the restoration plan.

(2)

Credited years of service include 16.5 years for service with prior employer. Benefits shown are net amounts offset by amounts due from prior employer of $18,060 per year. Additional years of credited service result in an increase of $4,812,569 under the restoration plan.

(3)	Reflects present value of additional $1,850,000 payable under the restoration plan contingent upon continued employment until age 60.

We maintain an employees’ pension plan, a qualified defined benefit plan under the Internal Revenue Code, and a non-qualified supplemental plan, called the pension restoration plan, that provides benefits that would otherwise be payable to participants under the employees’ pension plan but for limitations imposed by the Internal Revenue Code, with certain modifications discussed below. Employees participate after one year of service in the employees’ pension plan and vest in a retirement benefit after five years of service. Annual retirement benefits for a participant at normal retirement age are determined by multiplying 1.6% of the participant’s final average compensation by his or her years of service and are then reduced by an offset for social security benefits. Under the employees’ pension plan, final average compensation is the average of any three years of highest annual compensation (consisting of salary and cash bonus as shown in columns (c), (d) and (g) of the Summary Compensation Table) paid to the participant during the ten years immediately preceding his or her retirement date. Under the restoration plan, final average compensation is the average of any three years of highest annual salary (as shown in column (c) of the Summary Compensation Table) plus the average of any three years of highest cash bonus (as shown in columns (d) and (g) of the Summary Compensation Table) paid to the participant during the ten years immediately preceding his or her retirement date.

Normal retirement under the plans means retirement at age 65, but a participant retiring from active service is entitled to an unreduced benefit at age 60. A participant may elect early retirement if the participant is at least 55 years old and has ten years of service. Mr. Hess was the only NEO eligible for early retirement under the employees’ pension plan and restoration plan at December 31, 2015. The company awarded credited service for prior employment under the restoration plan for Messrs. Hill and Rielly for the reasons discussed in “Compensation Discussion and Analysis”. Under both plans, retirement benefits paid upon early retirement from active service at the age of 55 are reduced by 25% of the retirement benefit otherwise payable, with proportionately lower reductions for early retirement between ages 55 and 60. Early retirement reductions are greater if employment terminates prior to age 55. Retirement benefits under the employees’ pension plan are payable as a straight life annuity or in other forms of annuities actuarially equivalent to a straight life annuity. Retirement benefits under the restoration plan are payable as a lump sum six months after retirement. A participant’s right to payment under the restoration plan constitutes a general unsecured claim against the company.

The valuation method and material assumptions used in quantifying the present value of the accumulated benefit shown in the table are explained in Note 12, Retirement Plans, to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2015. Retirement benefits payable to Mr. Rielly under the restoration plan are offset by retirement benefits payable by his former employer.

Nonqualified Deferred Compensation

We maintain a deferred compensation plan for certain highly-paid employees selected by us as eligible to participate under which a participant may elect in advance of any year to defer payment of up to 50% of salary and 100% of cash bonus payable for that year to a date no earlier than three years from the date of election, except that payments may be made earlier in the case of termination, death, disability, retirement or a change of control. Amounts deferred are deemed invested in investment vehicles identical to those offered under our qualified employees’ savings and stock bonus plan as the participant elects, except that the deferred compensation plan does not offer a fund for investing in the company’s stock, and earnings thereon are payable together with the deferred compensation. Payments may be made in a lump sum or in annual installments over a five year period, as the participant elects. The right of any participant to receive a payment constitutes a general unsecured claim against the company. None of our NEOs participate in the deferred compensation plan.

Employment Agreements and Termination Agreements

We have no employment agreements with our NEOs other than agreements relating to credited service discussed under “Pension Benefits” and change of control agreements discussed under “Potential Payments upon Termination or Change in Control” and the initial terms of employment described below for Mr. Hill.

Under the terms of employment negotiated with Mr. Hill upon joining the company in 2009, the company agreed that if the company terminates Mr. Hill’s employment without cause, he will be entitled to severance benefits equal to two times his annual base salary and target bonus for the year in which the termination occurs. The company also agreed to award credited service to Mr. Hill under the company’s pension restoration plan for the reasons described under “Compensation Discussion and Analysis”, provided Mr. Hill remains employed by the company for five years.

Potential Payments upon Termination or Change in Control

Termination

In the event any of the NEOs’ employment terminated at the end of the last fiscal year, the officer would be entitled to the officer’s accumulated retirement benefits in accordance with the provisions of our retirement plans as described under “Pension Benefits” on page 43. Retirement benefits under the employees’ pension plan are payable only in the form of an annuity. Retirement benefits under the restoration plan are payable only in the form of a lump sum.

In addition, because Mr. Hess was eligible for early retirement under the employees’ pension plan at December 31, 2015, a pro rata portion of his unvested equity awards would become vested at the discretion of the committee based on the number of calendar days elapsed in the applicable vesting period and he would be entitled to exercise all vested stock options until the option expiration date shown in the “Outstanding Equity Awards at Fiscal Year End” table on page 49.

Each NEO other than Mr. Hess would also be entitled to exercise the stock options shown in the “Option Awards—Exercisable” column of the “Outstanding Equity Awards at Fiscal Year End” table on page 49 for a period of 60 days from the date of termination. If any of the NEOs’ employment terminated due to death or disability (i) stock options in the “Option Awards—Unexercisable” column of the “Outstanding Equity Awards at Fiscal Year End” table would have become fully exercisable, (ii) all stock options in the “Option Awards” columns of that table would remain exercisable until the option expiration date shown in the table, (iii) all restricted stock awards listed in that table would have become fully vested and (iv) PSUs would vest, to the extent earned, at the end of the applicable performance period. See that table for the market value of the unvested shares of restricted stock at the end of the last fiscal year.

In the event the company had terminated the employment of Mr. Hill without cause at the end of the last fiscal year, Mr. Hill would have been entitled to receive a cash severance payment of $5,060,000.

Change in Control

Equity Awards. In the event of a change in control of the company, pursuant to the Amended and Restated 2008 Long-Term Incentive Plan, unexercisable stock options and unvested shares of restricted stock awarded to the NEOs will not vest solely by reason of the change in control. However, upon the occurrence of a change in control, the committee has discretion to deem all applicable performance goals fully achieved and all awards fully vested, but the committee has no current intention to exercise such discretion. In addition, except as otherwise provided in any applicable award agreement, if the surviving or successor corporation to the company, or any other corporate party to the change of control transaction, does not assume, or substitute equivalent awards for, options or other awards outstanding under the plan, or in the event of a liquidation of the company, or if the employment of a holder of an outstanding option or award is terminated involuntarily without “cause” or by the holder for “good reason” (as those terms are defined in the Amended and Restated 2008 Long-Term Incentive Plan) then, in general: (1) any applicable target performance goals will be deemed fully achieved and those awards and restricted stock will be fully earned and vested; (2) affected options and other awards will become fully exercisable and vested; and (3) all restrictions, deferral limitations and forfeiture conditions applicable to affected awards will lapse and those awards will be deemed fully vested. In the event of a change of control, PSUs will be paid out with respect to a pro-rated portion of PSUs awarded representing the number of days lapsed in the performance cycle through the date immediately prior to the change in control based on the company’s TSR and TSR ranking through such date and will be paid at target with respect to a pro-rata portion of the PSUs representing the number of days lapsed from the change in control through the end of the performance cycle. Beginning with PSUs granted in 2015, such amount is payable only if the NEO remains employed until the end of the three-year performance period or, if within 24 months following a change in control, the employment of the NEO is terminated by the NEO for good reason, by the company without cause, on account of death or permanent total disability or retirement under the pension plan after five years of service. For PSUs granted in 2013 and 2014, such amount is payable at the time of the change in control. See the “Outstanding Equity Awards at Fiscal Year End” table on page 49 for the number of unexercisable options and unvested shares of restricted stock held by each NEO at the end of the last fiscal year. The NEOs would also be able to exercise the stock options shown in the “Option Awards—Exercisable” column of that table.

For purposes of the incentive plan, “change in control” means (i) acquisition by a person or group of 20% or more of the company’s common stock or voting securities, (ii) the persons serving as directors of the company as of the effective date of the Amended and Restated 2008 Long-Term Incentive Plan, and those replacements or additions subsequently approved by a majority vote of the board, ceasing to make up at least a majority of the board; (iii) consummation of a reorganization, merger or consolidation in which the owners of the company’s common stock and voting securities immediately prior to the transaction do not own more than 51%, respectively, of the common stock and voting securities of the surviving entity, or (iv) consummation of a liquidation, dissolution or sale of all or substantially all of the company’s assets in which the owners of the company’s common stock and voting securities immediately prior to the transaction do not own more than 51%, respectively, of the common stock and voting securities of the surviving entity.

Severance Payments.    The company has entered into change in control termination benefit agreements with the NEOs and certain other officers of the company. These agreements provide for lump sum cash payments equal to a multiple of an executive’s annual compensation if within 24 months following a change in control the employment of the executive is terminated by the executive for good reason or by the company without cause. For these purposes, annual compensation consists of the executive’s base pay at the date of his termination or immediately before the change in control, whichever is higher, plus the greater of his or her target bonus for the year in which the change in control occurs or the highest bonus earned in the three fiscal years preceding the change in control. The multiple of annual compensation received is three times for Mr. Hess and two times for Messrs. Hill, Goodell, Rielly and Turner and all other officers with whom such agreements were made.

In addition, the executive is entitled to receive a pro rata portion of his or her target bonus for the fiscal year in which termination occurs, and continuation of medical, dental and other welfare benefits. The benefits continuation period is 36 months following termination for Mr. Hess and 24 months following termination for Messrs. Hill, Goodell, Rielly and Turner and all other officers with whom such agreements were entered into. The agreements provide for immediate vesting of retirement benefits upon termination, deemed age and service credit in determining retirement benefits for the number of years equal to the severance multiple, and deemed compensation in determining retirement benefits equal to the salary and bonus taken into account in determining the lump sum severance payment. The NEOs, other than Mr. Turner, are also entitled to a “gross-up” payment from the company for any excise tax imposed by the Internal Revenue Code on “excess parachute payments” resulting from a change in control. However, the compensation and management development committee decided in 2010 to eliminate tax gross-up provisions in any change in control termination benefit agreements to be entered into thereafter. As a result, our change in control agreement with Mr. Turner, which was entered into during 2015, does not contain a tax gross up provision.

Potential Change in Control Payments and Benefits.    Set forth below is the total estimated value, assuming that a change in control occurred on December 31, 2015 and the employment of each NEO terminated on that date under circumstances entitling them to severance payments and benefits under the change in control termination benefit agreements, as well as the value of their unvested equity awards as of December 31, 2015.

Named Executive Officer	Cash Severance Payment ($)	Stock Options ($)	Restricted Stock ($)	Performance Share Units ($)(1)	Welfare Benefits ($)	Outplacement Benefits ($)	Additional Pension Benefits ($)(2)	Excise Tax Gross-Up ($)	Total ($)
Hess, John B	15,884,751	—	4,696,112	11,328,370	62,515	30,000	4,464,964	—	36,466,712
Hill, Gregory P	6,200,000	—	2,208,845	5,427,239	29,384	30,000	4,175,216	7,828,446	25,899,130
Goodell, Timothy B	3,390,000	—	1,074,366	2,576,227	41,442	30,000	1,130,986	3,197,984	11,441,005
Rielly, John P	3,440,000	—	1,074,366	2,576,227	41,385	30,000	7,722,210	6,703,760	21,587,948
Turner, Michael R(3)	1,950,000	—	949,433	2,227,511	39,714	30,000	568,764	—	5,765,422

(1)

Upon a change in control, performance share units pay out a pro-rata portion based on performance level to date and the remainder at target. Value of performance share units reflect maximum performance level to date for 2013 awards and target performance level to date for 2014 and 2015 awards based on the closing price of $48.48 on December 31, 2015 as required by SEC disclosure requirements. Performance attained as of December 31, 2015 was at these levels, but actual payments at vesting of the 2014 and 2015 awards could be different based on final performance results.

(2)

All of the NEOs would also be entitled to his accumulated retirement benefits in accordance with the provisions of the employees’ pension plan and pension restoration plan described under “Pension Benefits” on page 43.

(3)	Mr. Turner entered into a Change in Control Agreement in 2015 with generally the same terms as the other NEOs, except his agreement does not allow for an excise tax gross-up.

The amounts in the table above were calculated: assuming a change in control occurred on December 31, 2015; using the closing price of our common stock on December 31, 2015 (the last trading day of our fiscal year) of $48.48 per share; using the intrinsic value of stock options (i.e., the result of multiplying the number of unvested options by the difference between the December 31, 2015 closing price of our common stock and the exercise price) and for the purpose of determining any potential excise tax gross-up (i) assuming each of the NEOs is subject to the maximum federal and state income tax rates, (ii) using the applicable federal rates for December 2015 to calculate the present values of accelerated payments and (iii) assuming that the five-year period for determining the average total compensation of each NEO (i.e., the base amount under the golden parachute rules) ended on December 31, 2014.

The definition of “change in control” under the termination benefits agreements is substantially similar to the definition of change in control in the incentive plan, except that (i) the change in a majority of board of directors must occur within a 24-month period, (ii) the applicable event for reorganization, merger or consolidation is consummation rather than stockholder approval and (iii) the exception for reorganization, merger, consolidation, liquidation, dissolution and asset sale is 60% rather than 51%.

For purposes of these agreements, “good reason” is defined as a failure to maintain the executive in the office or position held immediately prior to the change in control (or a substantially equivalent position), the removal of the executive as a director if the executive was a director immediately prior to the change in control, a material adverse change in the nature or scope of the executive’s authorities, responsibilities or duties, a reduction in base salary or target annual bonus, termination of the ability of the executive to participate in the company’s welfare benefit plans or retirement plans as in effect immediately prior to the change in control or a material reduction in the scope or value of those welfare or retirement benefits, a relocation of the executive’s principal work location of more than 30 miles from the executive’s location immediately prior to the change in control, or an increase in the executive’s required business travel of more than 20% (based on days in any calendar quarter or year) than required in any of the three full years immediately prior to the change in control. “Cause” for purposes of these agreements is defined as conviction of a felony, gross and willful misconduct by the executive in performing the executive’s duties, or willful and continued failure of the executive to substantially perform the executive’s duties after written demand.

Compensation and Risk

The company performed a risk assessment to determine whether the amount and composition of compensation for the company’s employees and the design of compensation programs may create incentives for excessive risk-taking by its employees. The risk assessment focused on the following areas and the results were reviewed with and approved by the company’s chief risk officer:

•	assessment of residual risk associated with certain elements and design features of the company’s compensation program;

•	calculation of approximate exposure values of each business unit by aggregating the value of material risks into a single “at risk” dollar figure (“Exposure”);

•	assignment of a compensation risk score for major business units to attribute the level of compensation risk arising from potential for risk-taking and compensation mix (“Compensation Risk”); and

•	review of higher risk areas by Exposure and Compensation Risk and appropriate mitigation plans.

The risk assessment placed particular emphasis on identifying employees who have both significant compensation risk in the variability of their compensation and also the ability to expose the company to significant business risk. The company concluded that for the substantial majority of its employees, their compensation risk and their ability to take business risks is low, because their compensation consists largely of fixed cash salary and a cash bonus that has a capped payout, and they do not have the authority to take action on behalf of the company that could expose the company to significant business risks. The company focused on the compensation programs for its senior executives, as these are the employees whose actions may expose the company to significant business risk. The company reviewed the cash and equity incentive programs for these executives and concluded that the following factors tend to mitigate the likelihood of excessive risk-taking:

•

the compensation mix for these executives is designed to deliver a substantial portion of compensation in the form of long-term equity awards, and in the case of senior executives, such awards constitute the majority of their compensation;

•	payouts on annual cash bonuses are capped, reducing the incentive to take excessive risk for short-term gains;

•

LTI awards are made at the discretion of the compensation and management development committee with the goal of creating incentives for these employees to work for growth in the long-term profitability of the company;

•	the compensation and management development committee has the discretion to reduce the cash incentive awards as well as LTI awards as it deems appropriate;

•

senior executives are subject to stock ownership guidelines requiring them to hold specified levels of the company’s stock during the term of their employment, the economic risk of which may not be hedged by equity derivative instruments, in order to align their interests with the long-term interests of all stockholders;

•	incentive based compensation of any current or former executive officer may be subject to recoupment in certain circumstances involving financial restatement due to material noncompliance;

•	compliance with the company’s code of business conduct and ethics is considered in compensation determinations;

•	the company has an environmental, health and safety function which oversees and monitors compliance in these areas for the company;

•	the company’s variable compensation programs include a variety of environmental, health and safety performance metrics; and

•

the compensation and management development committee continually monitors the company’s compensation programs and practices to assure that they appropriately balance the interests of employees and stockholders.

For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF

THE NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act enacted in 2010 and pursuant to Section 14A of the Exchange Act, an advisory vote on the frequency of stockholder votes on executive compensation was conducted in connection with the 2011 annual meeting of stockholders. At that meeting our stockholders agreed, and the board subsequently approved, that the advisory vote on executive compensation be held on an annual basis.

Accordingly, and pursuant to Section 14A of the Exchange Act, we are asking stockholders for an advisory approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives stockholders an opportunity to approve, reject or abstain from voting with respect to our overall fiscal 2015 executive compensation programs and policies and the compensation paid to our named executive officers. Because the board has adopted a policy of annual “say on pay” votes, the next such vote is expected to be held at the company’s 2017 annual meeting of stockholders.

Please read the Compensation Discussion and Analysis section beginning on page 27 for additional details about our executive compensation program, including information about the fiscal year 2015 compensation of our named executive officers, our outreach to stockholders and the continued enhancements we seek to make to our executive compensation programs to further align pay and performance.

This proposal allows our stockholders to express their opinions regarding the decisions of the committee on the prior year’s annual compensation to the named executive officers. Because your vote on this proposal is advisory, it will not affect existing compensation or be binding on the company, the board or the committee. However, the board and the committee will carefully consider the voting results on this proposal in future decisions on executive compensation. Your advisory vote will serve as an additional tool to guide the board and the committee in continuing to improve the alignment of the company’s executive compensation programs with the long-term interests of the company and its stockholders and is consistent with our commitment to high standards of corporate governance.

Hess’ 2015 advisory vote on executive compensation received the approval of over 96% of shares present and entitled to vote at the 2015 annual meeting. Following the 2015 vote, we continued the outreach program we undertook with our stockholders and other stakeholders to discuss and solicit their views on matters of interest to them, including corporate governance and executive compensation. For the reasons stated in the Executive Summary and elsewhere in Compensation Discussion and Analysis starting at page 27, we believe that our executive compensation program is tailored to our strategic plans, appropriately aligns executive pay with company performance and incentivizes management to work for the long-term growth of stockholder value.

Accordingly, the board of directors recommends that stockholders endorse our executive compensation program by voting FOR the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Adoption of the resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2016 annual meeting. Abstentions will be counted as present for the purposes of this vote and therefore will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected the firm of Ernst & Young LLP as the independent registered public accountants of the company for the fiscal year ending December 31, 2016. Ernst & Young LLP has acted for the company in this capacity for many years. The board proposes that the stockholders ratify this selection at the annual meeting. Ratification of the appointment of Ernst & Young LLP as the independent registered public accountants of the company for the fiscal year ending December 31, 2016 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes will be counted as present for purposes of this vote and will have the effect of a vote against the proposal.

If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent registered public accountants will be reconsidered by the audit committee.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Independent Registered Public Accountants Fee Information

Ernst & Young LLP’s fees, by category of professional service in each of the last two fiscal years, were (in thousands):

	2015	2014
Audit Fees	$9,033	$10,743
Audit-Related Fees	1,413	6,162
Tax Fees	2,196	2,975
All Other Fees	0	0

Total	$12,642	$19,880

Ernst & Young LLP audit fees include fees associated with the last annual audit, the reviews of the company’s quarterly reports on Form 10-Q, reporting on the effectiveness of internal controls over financial reporting, SEC registration statements, the audit for our midstream joint venture and statutory audits required internationally.

Ernst & Young LLP’s fees for audit-related services include pension and savings plan audits, attest services not required by statute or regulation, accounting consultations, acquisition and disposition reviews and consultations on internal accounting controls. The decrease in audit-related fees in 2015 was due principally to attestation services provided in 2014 in support of the sale of our retail marketing business and carve-out audits performed in preparation for the proposed initial public offering of Hess Midstream Partners LP.

Tax fees include tax compliance services and United States and international tax advice and planning.

As part of its responsibility for oversight of the independent registered public accountants, the audit committee has established a pre-approval policy for the provision of engaging audit and permitted non-audit services provided by the company’s independent registered public accountants. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent registered public accountants is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved annually by the audit committee. Each such service and budgeted amount is thereafter updated quarterly. Any type of permitted service not previously approved by the audit committee must be specifically pre-approved before the service can be provided. For each fiscal year, the audit committee may determine appropriate ratios between categories of services and the total fees paid to the independent registered public accountants. The audit committee has delegated authority to the chairman of the audit committee to approve additional services or an increase in fees for a previously approved service in excess of the budgeted amount for that service. However, any increased fees or additional services so approved must be reported to the audit committee at its next scheduled meeting. In 2015 and 2014, all audit, audit-related, tax and other fees were pre-approved by the audit committee or the chairman of the audit committee. The audit committee has determined that the provision of all services approved in accordance with this policy is not incompatible with the independence of the independent registered public accountants.

The board of directors recommends that stockholders vote FOR the ratification of Ernst & Young LLP as independent registered public accountants for the year ending December 31, 2016.

PROPOSAL 4: APPROVAL OF THE 2016 PERFORMANCE INCENTIVE PLAN FOR SENIOR OFFICERS

In March 2016, the board of directors, at the recommendation of the compensation and management development committee of the board, approved the 2016 Performance Incentive Plan for Senior Officers (the “Plan”), subject to stockholder approval of the Plan. The Plan replaces the Performance Incentive Plan for Senior Officers, as amended, which was originally approved by stockholders at the 2006 annual meeting. The purpose of the Plan is to allow awards of cash incentive compensation and restricted or deferred stock to the chief executive officer and other designated senior officers to meet the qualified performance-based compensation requirements of Section 162(m) of the Internal Revenue Code (the “Code”). Awards payable in restricted or deferred stock will be made pursuant to the company’s Amended and Restated 2008 Long-Term Incentive Plan, or any successor plan. Section 162(m) of the Code limits the compensation deduction of a company for federal income tax purposes for compensation paid to each of the chief executive officer and certain other senior executive officers to $1 million per year. However, this $1 million deduction limit generally does not apply to qualified performance-based compensation awarded pursuant to a stockholder-approved plan. The Plan was designed with the intention that cash incentive compensation and restricted or deferred stock awarded pursuant to the Plan will be qualified performance-based compensation and deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code. This Plan is intended to condition and limit participants’ actual awards based on the performance of the company, not to increase awards above the levels that the committee would otherwise approve. For the avoidance of doubt, nothing in the Plan prevents the committee or the company from making awards of cash bonuses or restricted or deferred stock to a participant that are outside of the provisions of the Plan and therefore may not qualify as “qualified performance-based compensation” for purposes of Section 162(m).

The board of directors recommends a vote FOR approval of the Plan. Approval requires the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the meeting. Abstentions will be counted as present for purposes of this vote and therefore will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.

A vote to approve the Plan will include approval of the material terms of the performance goals under which compensation may be paid under the Plan for purposes of Section 162(m) of the Code, which includes (a) the employees eligible to receive awards under the plan (as described under “Eligibility” below), (b) the performance criteria on which the performance goal may be based (as listed under “Determination of Award Formula and Performance Goals” below) and (c) the maximum awards that may be made to any individual participant under the Plan for any year (as described under “Maximum Awards” below). The material terms of the performance goals must be disclosed to and reapproved by the company’s stockholders at least every five years for the company to continue to make awards of “qualified performance-based compensation” under the Plan that are tax deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code (as described under “Federal Income Tax Consequences” below).

Summary of the 2016 Performance Incentive Plan

The following summary of the material terms of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as Annex A to this proxy statement.

Eligibility: The committee has the authority and discretion to designate the senior officers of the company who will participate in the Plan. The participants are expected to include the company’s chief executive officer and the company’s four other named executive officers. The committee may select eligible participants no later than 90 days after the beginning of the year.

Determination of Award Formula and Performance Goals. No later than 90 days after the beginning of the year, the committee will determine the methodology for computing the amount of cash incentive compensation and restricted or deferred stock awards which will be payable under the Plan to each participant for such year. In addition, the committee will choose one or more performance criteria to be applied and set the performance goals for each of the criteria.

The committee may choose one or more of the following performance criteria:

•	net income
•	earnings per share
•	earnings before interest, taxes, depreciation, depletion and amortization (EBITDA)
•	net cash provided by operating activities before changes in operating assets and liabilities
•	net cash flow from operations
•	production
•	controllable operated cash costs
•	capital expenditures
•	market capitalization
•	book value per share
•	return on equity
•	return on capital employed
•	cash return on capital employed
•	proved reserve additions
•	reserve replacement
•	pre-tax earnings
•	net cash flow
•	earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses (EBITDAX)
•	net cash flow before changes in operating assets and liabilities
•	sales
•	cost of production
•	margins
•	capital and exploratory spend
•	market price per share
•	total shareholder return
•	return on assets
•	net asset value
•	finding and development costs per barrel
•	resource additions
•	environment, health & safety

Achievement of these performance goals may be measured:

•	individually, alternatively or in any combination;

•

with respect to the company or any subsidiary or subsidiaries of the company, on a consolidated or individual company basis, on an adjusted or unadjusted basis, or on a division, entity, line of business, project or geographical basis, either individually, alternatively or in any combination;

•	based on absolute performance or relative performance compared to the performance of other companies, an index or indices or other comparator; and

•

including or excluding items that could affect the measurement, such as extraordinary, unusual or non-recurring events affecting the company or the financial statements of the company, changes in applicable laws or changes in accounting principles.

Maximum Awards. No participant may receive an award of cash incentive compensation and restricted or deferred stock of greater than $25,000,000 for any year. For the avoidance of doubt, nothing in the Plan prevents the committee or the company from making awards of cash bonuses or restricted or deferred stock to a participant that are outside of the provisions of the Plan and therefore may not qualify as “qualified performance-based compensation” for purposes of Section 162(m).

Determination of Awards. After the company’s independent auditors have completed their audit of the company’s financial statements for a performance year, and before any award is made to any participant with respect to such performance year, the committee will determine and certify the extent to which the pre-established performance goals for the performance year have been satisfied. Each participant’s combined awards of incentive cash compensation and restricted or deferred stock for that award year may not exceed that participant’s maximum award amount. For this purpose, awards of restricted or deferred stock will be valued based on the closing price of the company’s common stock on the New York Stock Exchange on the last trading day before the date of the award. The committee may, at its sole and absolute discretion, determine to decrease the amount to be paid to a Plan participant. The committee will also have the authority to determine the allocation of such awards between cash incentive compensation and restricted stock.

Termination of Employment. If a participant’s employment with the company terminates for any reason before the date of payment of any cash incentive compensation or the date of grant of any restricted stock with respect to a performance year, the participant will not be entitled to any such payment or grant under the Plan for such performance year unless otherwise provided in the terms of the award or otherwise determined by the committee.

Federal Income Tax Consequences

With respect to awards payable in cash, a participant will recognize compensation as ordinary income upon the payment of such award. The company will generally be entitled to a corresponding federal income tax deduction at the same time.

With respect to awards payable in restricted stock, a participant will not realize any income upon the grant of restricted stock that is not transferable and is subject to a substantial risk of forfeiture provided that the participant does not make an election under Section 83 of the Code. Generally, unless a participant has made an election under Section 83(b) of the Code, at the time the vesting terms and conditions applicable to restricted stock are satisfied, the participant will recognize compensation taxable as ordinary income, and the company will generally be entitled to a corresponding deduction, equal to the then fair market value of the common stock on the vesting date, together with the amount of any accrued dividends and any interest thereon received by the participant, if any. Under Section 83(b) of the Code, a participant may elect to recognize compensation as ordinary income as of the date of grant of restricted stock equal to the fair market value of the common stock as of that date, and the company will generally be allowed a corresponding federal income tax deduction at that time. Any future appreciation in the common stock will be taxable to the participant at capital gains rates. However, if the restricted stock is later forfeited, the participant will not be able to recover the tax previously paid.

Under Section 162(m) of the Code, the company may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to the company’s chief executive officer or any one of its other three highest paid executive officers, other than the chief executive officer or chief financial officer. However, “qualified performance-based compensation” where the material terms of the performance goal under which the compensation is to be paid is disclosed to and approved by the company’s stockholders is not subject to this deduction limitation. The Plan has been structured with the intention that compensation resulting from awards will be qualified performance-based compensation and deductible without regard to the limitations otherwise imposed by Section 162(m). Nevertheless, despite the committee’s efforts to structure incentive compensation arrangements in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, no assurance can be given that the requirements of Section 162(m) will in fact be satisfied.

New Plan Benefits

The Plan gives the committee discretion to determine which senior officers of the company will receive awards under the Plan. As such, it is not possible at present to specify the persons to whom awards will be granted in the future, however, it is anticipated that, among others, all of the company’s named executive officers will receive awards under the Plan. The Plan also gives the committee unlimited discretion to reduce each participant’s combined awards of cash incentive compensation and restricted or deferred stock below the maximum awards permitted under the Plan. Because of this unlimited discretion, awards that will hereinafter be granted to or received by the company’s named executive officers are not presently determinable. See the “Grants of Plan Based Awards” table on page 48 for a description of the incentive awards made to our named executive officers during the year ended December 31, 2015. The following table sets forth the target awards established for the company’s named executive officers under the Plan for the 2016 performance year, subject to stockholder approval of the Plan.

Name	Target Cash Incentive Award ($)(1)	Restricted Stock (Value)
John B. Hess, Chief Executive Officer	$2,250,000	$0
Gregory P. Hill, Chief Operating Officer	$1,430,000	$803,250
Timothy B. Goodell, Senior Vice President	$700,000	$340,000
John P. Rielly, Senior Vice President	$700,000	$340,000
Michael R. Turner, Senior Vice President	$285,000	$212,500
(1)	Based on target cash incentive opportunity under the AIP. Actual payout may range from 0-200% of the target incentive opportunity based on actual enterprise and individual performance outcomes.

The committee, which is composed of “outside directors” who are “disinterested persons” as such terms are respectively defined under Section 162(m) of the Code and Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, has the sole authority to approve awards under the Plan, and its actions with respect to the Plan shall be final, binding, and conclusive on all persons.

As required by Section 162(m), the Plan provides that no awards will be made to any senior officer who has been designated as a Plan participant unless the Plan is disclosed to and approved by the company’s stockholders.

If the Plan is approved by stockholders, the Plan will be effective for awards made with respect to the 2016 performance year, and for awards made in subsequent years.

Securities Authorized for Issuance Under Equity Compensation Plans

See “Compensation Discussion and Analysis – LTI Program Structure” for a discussion of the company’s equity compensation plans.

The following table shows information relating to the number of shares authorized for issuance under the company’s equity compensation plans as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)
Equity Compensation Plans
Approved by stockholders	6,911,378	(a)	$67.77	14,241,000	(b)
Not approved by stockholders (c)	—		—	—

(a)

This amount includes 6,911,378 shares of common stock issuable upon exercise of outstanding stock options. This amount excludes 820,090 performance share units (PSU) for which the number of shares of common stock to be issued may range from 0% to 200%, based on our total shareholder return (TSR) relative to the TSR of a predetermined group of peer companies over a three-year performance period ending December 31 of the year prior to settlement of the grant. In addition, this amount also excludes 2,819,470 shares of common stock issued as restricted stock pursuant to our equity compensation plans.

(b)

These securities may be awarded as stock options, restricted stock, performance share units or other awards permitted under our equity compensation plan. As of March 11, 2016, the company had 9,311,766 shares of common stock available for future grants under the Amended and Restated 2008 Long-Term Incentive Plan and prior incentive plans.

(c)

We have a Non-Employee Director’s Stock Award Plan pursuant to which each non-employee director annually receives approximately $175,000 in value of our common stock. These awards are made from shares we have purchased in the open market.

PROPOSAL 5: STOCKHOLDER PROPOSAL FOR A SCENARIO ANALYSIS REPORT REGARDING CARBON ASSET RISK

The company has received notice from the Park Foundation, represented by As You Sow, 1611 Telegraph Avenue, Suite 1450, Oakland, CA 94612 and the Allen Hancock Revocable Living Trust, represented by the First Affirmative Financial Network, LLC, 5475 Mark Dabling Boulevard, Suite 108, Colorado Springs, Colorado 80918, each of which has continuously held more than $2,000 of the company’s common stock since December 3, 2014, of their intention to present the following resolution for action at the annual meeting. The proponents also furnished the supporting statement immediately following the resolution. Adoption of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Abstentions will be counted as present for purposes of this vote and therefore will have the same effect as a vote against this stockholder proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

PROPOSAL FOR CARBON ASSET RISK SCENARIO ANALYSIS REPORT

WHEREAS,

Investors require better information on Hess’ potential financial exposure to scenarios in which its assets become stranded due to climate change-related regulation or other carbon related demand reductions.

Recognizing the severe risks associated with a warming climate, global governments have agreed that global temperature increases should be held below 2 degrees Celsius. To achieve this goal, the International Energy Agency states that two thirds of proven fossil fuels reserves cannot be consumed prior to 2050....” (2012). HSBC notes that the equity valuation of oil producers could drop by 40 to 60 percent under such a low carbon consumption scenario. (2013).

In addition to the potential for global carbon emission reduction agreements, demand for oil has the potential to be significantly reduced by other climate change induced factors including fuel economy standards, air quality policies, and competition from renewables. Global oil demand growth is projected to slow in 2016 and, under a 2 degree scenario, is forecast to peak by 2020. (IEA, Oil Market Report 2015 and World Energy Outlook 2014).

Hess’ investments in high cost, unconventional projects, including deep and ultra-deepwater projects, require high oil prices to break even, making the company increasingly uncompetitive in a volatile, carbon-constrained market. BlackRock warns that it is “cautious on companies with high-cost reserves” in a decarbonizing economy. (Price of Climate Change, 2015). Kepler Cheuvreux notes that undeveloped deepwater and other unconventional reserves would be most at risk of stranding under a global climate agreement. (Stranded Assets, Fossilised Revenues, 2014). The 2014-2015 oil market demonstrates that even a modest over-supply of oil can halt production and development of the highest cost resources.

While Hess’ public reporting generally discusses stranded assets, and why it believes they may not occur, it has not analyzed the financial impact to the company of varying levels of stranded assets which, in the opinion of proponents and oil sector experts, may reasonably be expected to occur due to climate regulations or low demand scenarios. Moreover, the company inappropriately downplays the short term risks that some portion of its proved reserves could become stranded. Investors are concerned that Hess is not adequately and transparently accounting for these risks.

RESOLVED:

Shareholders request that Hess prepare and publish a report by September 2016, at reasonable cost and omitting proprietary information, disclosing the financial risks to the Company of stranded assets related to climate change and associated demand reductions. The report should evaluate a range of stranded asset scenarios, such as scenarios in which 10, 20, 30, and 40 percent of the Company’s oil reserves cannot be monetized.

SUPPORTING STATEMENT. We recommend the report also:

•	Provide a range of capital allocation strategies to address the growing potential of low-demand scenarios, including diversifying capital investment or returning capital to shareholders;

•	Provide information on assumptions used in each scenario, including carbon price and crude oil price.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

For the reasons discussed below the board of directors recommends a vote AGAINST the stockholder proposal.

The board has carefully considered this proposal and believes that approval of the proposed resolution is not in the best interest of the company or its stockholders. As discussed below, the company has already disclosed what it believes is the likely impact of climate change regulation on the company in its sustainability report. The analysis requested by the proponent would require a significant expenditure of corporate resources to pursue a speculative exercise that would provide little insight to investors.

The company recognizes the importance, as both an ethical and a business responsibility, of addressing the environmental, social and business impacts of carbon emissions and climate change. To that end, and in order to further underscore its commitment to addressing the environmental challenges the company and the energy industry faces, in 2013 the board established an environmental, health and safety subcommittee of its audit committee to focus and strengthen the board’s oversight of these matters.

The company also publishes a comprehensive annual sustainability report that details the company’s policies and strategy relating to corporate sustainability, including a detailed discussion of the company’s policies and goals in addressing the risks and opportunities for the company presented by climate change and the changing market for energy products and services. The company’s most recent annual sustainability report for 2014 is available on the company’s website at www.hess.com. The company’s sustainability report has achieved an A+ in conformance with the GRI Sustainability Reporting Guidelines and has received recognition for its breadth and quality of reporting. The company has consistently been recognized as a leader in the oil and gas industry for its disclosure and transparency relating to sustainability, climate change and environmental matters. In 2015, the company earned a position on the CDP S&P 500

Carbon Disclosure Leadership Index, which recognizes leading companies for climate change transparency, for the seventh consecutive year and was one of only two energy companies to make the 2015 index. Also in 2015, the company was included in the Dow Jones Sustainability Index North America, which highlights public companies with outstanding performance across economic, environmental and social factors, for the sixth consecutive year, the Corporate Responsibility Magazine’s 100 Best Corporate Citizens for the eighth consecutive year, ranking as the top energy company for the second consecutive year, and earned Newsweek’s Green Ranking for the fifth time. In addition, in a 2015 report co-sponsored by the Proponents, the company ranked 2nd out of 30 peer oil and gas companies for its transparency about hydraulic fracturing operations.

In its 2014 sustainability report, the company specifically addressed the carbon asset risk issue. According to the International Energy Agency’s 2015 World Energy Outlook, even with rapid growth in renewable energy consistent with holding the long term global temperature increase to 2 degrees Celsius, energy demand will increase by 12% in 2040 with fossil fuels still accounting for approximately 60% of the energy mix. The report also explains that more carbon intensive fossil fuels such as coal would likely be more impacted by restrictive climate policies than light crude oil and natural gas, which comprise the bulk of the company’s reserves.

The sustainability report also cites a 2014 IHS Energy carbon asset risk study that found the financial value of most publicly traded oil and gas companies is based primarily on the valuation of proved reserves, as defined by the SEC, 90% of which are expected to be monetized over the next 10 to 15 years. Reserves that are expected to be produced beyond a 15 year time horizon have a limited impact on a company’s valuation. Stranded asset advocates use a much broader definition of reserves that includes reserves with uncertain potential for development and commercialization and over a 30-40 year timeframe. According to IHS Energy, while proved reserves on average account for only 24% of the resource base by volume, they account for 84% of the 2014 resource base that drives a company’s total valuation. For these reasons the company believes that there is a high likelihood its reserves will be monetized and that markets are currently valuing its carbon assets rationally.

Preparing an additional report on carbon asset risk like the one described by the proponents would require a significant amount of time and effort on behalf of the company in a relatively brief period of time, without providing our stockholders with commensurate value. Analysis of short-term and long-term financial and operational risks to the company based on the parameters set forth by the proponents, including scenarios in which up to 40% of the company’s reserves cannot be monetized, would be extremely speculative, requiring numerous assumptions, and risks confusing and misleading investors about the company’s actual performance. To the extent that drastic reductions in greenhouse gas emissions and other environmental trends become material risks to the financial and operational performance of the company, those risks will be addressed in the ordinary course through the company’s annual reports on Form 10-K and/or other public filings. The company’s 2015 annual report on Form 10-K includes a risk factor addressing the effects of stringent greenhouse gas emission regulations.

Because the company has already proactively taken the steps to disclose to its stockholders through its sustainability report its efforts to reduce its operational carbon footprint, as well as its strategy to address changes in the energy market relating to the reduction of carbon emissions and increased focus on renewable energy, the board does not believe it would be in the best interests of the company to expend significant time and corporate resources to provide the type of additional speculative analysis requested by the proponents. A substantially similar proposal was submitted by the proponents at the 2015 and 2014 annual meetings and was rejected by a significant margin, with only 23.3% and 7.5% of shares present and entitled to vote at the 2015 and 2014 annual meetings respectively, voting for the proposal.

For these reasons, the board urges stockholders to vote AGAINST this proposal.

OTHER MATTERS

The board of directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment. The accompanying proxy confers discretionary authority to such persons to vote on any unanticipated matters.

It is important that proxies be returned promptly. Stockholders are urged to date and sign the proxy and return it promptly in the accompanying envelope, or to vote via the internet or by calling the toll-free number as instructed on the proxy card.

By order of the Board of Directors,

George C. Barry

Secretary

March 24, 2016

ANNEX A

HESS CORPORATION

2016 PERFORMANCE INCENTIVE PLAN FOR SENIOR OFFICERS

SECTION 1.    General Purpose of Plan.

The name of this plan is the 2016 Hess Corporation Performance Incentive Plan for Senior Officers (the “Plan”). The purpose of the Plan is to condition and limit awards of annual incentive compensation and restricted stock to designated senior officers of Hess Corporation (the “Company”) in any year based on the financial performance of the Company for the preceding year. The conditions and limitations imposed on such awards under the Plan are intended to qualify the awards as “qualified performance-based compensation” for purposes of Section 162(m) of the Code (“Section 162(m)”). For the avoidance of doubt, nothing in the Plan prevents the Committee or the Company from making awards of cash bonuses or restricted or deferred stock to a Participant that are outside of the provisions of the Plan and therefore may not qualify as “qualified performance-based compensation” for purposes of Section 162(m).

SECTION 2.    Definitions.

(a)	“Award” means any award of Cash Incentive Compensation or Restricted Stock made to a Participant with respect to a Performance Year, whether such award is paid or deferred during the Payment Year, and whether or not such award is subject to further performance or service conditions after the date of the award.

(b)	“Cash Incentive Compensation” means a cash bonus or other cash payment awarded by the Committee to a Participant with respect to a Performance Year under the Company’s practice of making annual payments of incentive compensation to senior officers in a Payment Year based on performance during the preceding Performance Year.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the Compensation and Management Development Committee of the Company’s Board of Directors, or any successor committee of the Company’s Board of Directors which has authority to approve Awards and which consists solely of outside directors within the meaning of Section 162(m)(4)(C)(i) of the Code and the regulations thereunder.

(e)	“Disability” means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.

(f)	“Participant” means a senior officer of the Company whom the Committee has designated as a Participant in the Plan for any Performance Year.

(g)	“Payment Year” means the calendar year following a Performance Year.

(h)	“Performance Year” means calendar year 2016 and each succeeding year.

(i)	“Plan Maximum” means the maximum dollar amount of the Awards that the Committee may pay or grant to any individual Participant with respect to any Performance Year which shall be $25,000,000.

(j)	“Restricted Stock” means any shares of restricted stock or deferred stock granted by the Committee to a Participant with respect to a Performance Year under the Company’s Stock Plan.

(k)	“Stock Plan” means the Company’s Amended and Restated 2008 Long-Term Incentive Plan, or any successor plan under which the Company makes awards of Restricted Stock.

SECTION 3.    Designation of Participants.

Within the first 90 days of each Performance Year, the Committee will designate the Plan Participants for that Performance Year. The Participants will include the Company’s Chief Executive Officer and such other senior officers of the Company as the Committee shall designate. It is intended that the Participants designated by the Committee will include, but not be limited to, each senior officer of the Company who the Committee anticipates would be a “Covered Employee” for purpose of Section 162(m) at the end of the Payment Year following the Performance Year.

SECTION 4.    Establishment of Performance Goals.

Within the first 90 days of each Performance Year, the Committee shall establish in writing the performance goal or goals for such year, which shall be based solely on account of the attainment of one or more of the following criteria: attainment of pre-established levels of net income, pre-tax earnings, earnings before interest, taxes, depreciation, depletion and amortization (EBITDA), earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses (EBITDAX), net cash flow, net cash provided by operating activities before changes in operating assets and liabilities, net cash flow before changes in operating assets and liabilities, net cash flow from operations, sales, production, cost of production, controllable operated cash costs, margins, capital and exploratory spend, capital expenditures, market capitalization, market price per share, return on equity, return on assets, return on capital employed, earnings per share, net asset value, book value per share, total shareholder return, cash return on capital employed, finding and development costs per barrel, reserve replacement, proved reserve additions, resource additions, or environment, health & safety measures, as determined by the Committee. Such performance goals may be applied either individually, alternatively or in any combination to the Company or any subsidiary or subsidiaries of the Company, on a consolidated or individual company basis, on an adjusted or unadjusted basis, or on a division, entity, line of business, project or geographical basis, either individually, alternatively or in any combination, as determined by the Committee, in its discretion. As determined by the Committee, performance goals may relate to absolute performance or relative performance compared to the performance of other companies, an index or indices or other comparator selected by the Committee in its discretion consistent with the “qualified performance-based compensation” exception under Section 162(m) of the Code. The

Committee shall have the authority to make equitable adjustments to a performance goal in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The Committee may also provide in advance for such adjustments to any performance goal as it may determine are permitted under Section 162(m) of the Code.

SECTION 5.    Method for Computing Awards.

Within the first 90 days of each Performance Year, the Committee shall establish in writing the methodology for computing the amount of compensation which will be payable under the Plan to each Participant for such year if the performance goals established by the Committee for such year are attained in whole or in part (the “Award Methodology”). Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals.

SECTION 6.    Certification of Performance Goals.

After the Company’s independent auditors have completed their audit of the Company’s financial statements for the Performance Year, and before any Award is made to any Participant for the Performance Year, the Committee will determine and certify in writing the extent to which the performance goals under Section 4 hereof have been satisfied.

SECTION 7.    Committee’s Authority to Make Awards.

(a) After the Committee has determined and certified in writing the extent to which the performance goals under Section 4 hereof have been satisfied for a Performance Year, the Committee will determine the dollar amount earned by each Participant under the Award Methodology (the “Earned Award Amount”). Following determination of the Earned Award Amount for each Participant, and subject to the Plan Maximum, the Committee will have the authority to grant an Award for the Performance Year up to the Earned Award Amount, or through the use of “negative discretion” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A)), any lesser amount determined in the Committee’s sole and complete discretion. The Committee will also have the authority to determine the allocation of such Awards between Cash Incentive Compensation and Restricted Stock. In exercising its negative discretion to determine a Participant’s Awards of Cash Incentive Compensation and Restricted Stock, and to reduce the total of these Awards below a Participant’s Earned Award Amount, the Committee may utilize individual or other performance criteria with respect to such separate Awards. For purpose of valuing Awards, the value of a grant of Restricted Stock shall be considered to be equal to the closing price of the Company’s common stock on the New York Stock Exchange on the last trading date before the date of the grant multiplied by the number of shares included in the Award, and there shall be no discount reflecting any additional performance or service conditions applicable to such award. The terms of any grant of Restricted Stock, including any vesting provisions, shall be determined in the sole discretion of the Committee in accordance with the terms of the Stock Plan.

(b) Payment of Cash Incentive Compensation and grants of Restricted Stock will generally be made as soon as practicable following the certification of performance goals pursuant to Section 4 hereof, but in all events, during the Payment Year, provided, that the Committee may permit for the deferral of payment of Cash Incentive Compensation upon such terms as determined by the Committee that comply with Section 409A of the Code. In the event the payment of Cash Incentive Compensation and grants of Restricted Stock made at different times during any Payment Year, any prior Award to a Participant will reduce the maximum amount of any subsequent Award to that Participant with respect to such Performance Year.

(c) Notwithstanding anything in this Section 7 to the contrary, the Plan Maximum and the maximum amount payable under the Award Methodology will cease to apply with respect to a Participant who has died or terminates employment on account of Disability and the Plan Maximum and the maximum amount payable under the Award Methodology will cease to apply to all Participants in the event the Company experiences a “Change in Control” (as defined in the Stock Plan).

SECTION 8.    Termination of Employment.

If a Participant’s employment with the Company terminates for any reason before the date of payment of any Cash Incentive Compensation or the date of grant of any Restricted Stock with respect to a Performance Year, the Participant shall not be entitled to any such payment or grant under this Plan for such Performance Year unless otherwise provided in the terms of the Award or otherwise determined by the Committee.

SECTION 9.     Relationship to Stock Plan.

With respect to Awards of Restricted Stock, the terms and conditions of this Plan limit the Committee’s discretion to make awards under the Stock Plan, but do not otherwise affect any of the terms or conditions of the Stock Plan. For the avoidance of doubt, nothing in the Plan prevents the Committee or the Company from making awards of cash bonuses or restricted or deferred stock to a Participant that are outside of the provisions of the Plan and therefore may not qualify as “qualified performance-based compensation” for purposes of Section 162(m).

SECTION 10.    Relationship to Annual Incentive Compensation Program.

Any senior officer who has been designated as a Participant in this Plan for a Performance Year will be eligible to receive an Award of Cash Incentive Compensation based on his or her performance during that Performance Year only in accordance with the terms and conditions of this Plan.

SECTION 11.    Authority of Committee.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, Participants, any person claiming rights under the Plan form or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company the authority, subject to such terms as the Committee shall determine, to perform administrative functions under the Plan.

SECTION 12.    Shareholder Approval.

No payment shall be made to any senior officers designated as a Participant with respect to the 2016 Performance Year or any later year unless and until the material terms of the Plan have been disclosed to and approved in a separate vote by the Company’s shareholders.

SECTION 13.    Section 409A.

It is intended that the Awards granted under the Plan shall be exempt from, or in compliance with, Section 409A of the Code. In the event any of the Awards issued under the Plan are subject to Section 409A of the Code, it is intended that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to a Participant under Section 409A of the Code. The Plan shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of, or excise tax under, Section 409A of the Code provided that such action is consistent with the requirements of Section 162(m) of the Code. Neither the Company nor its current or former employees, officers, directors, representatives or agents shall have any liability to any current or former Participant with respect to any accelerated taxation, additional taxes, penalties, or interest for which any current or former Participant may become liable in the event that any amounts payable under the Plan are determined to violate Section 409A.

ANNEX B

HESS CORPORATION

AUDIT COMMITTEE CHARTER

A.	ORGANIZATION

1.

The Audit Committee (the “Committee”) shall be appointed by the Board of Directors and shall consist of not less than three directors, all of whom shall have no material relationship with the Company and each of whom shall be “independent” under the rules of the New York Stock Exchange, Inc. (“NYSE”), and the Securities and Exchange Commission (“SEC”) rules in each case as affirmatively determined by the Board in its business judgment. Each member shall be “financially literate,” and one member of the Committee shall have “accounting or related financial management expertise,” in each case within the meaning of applicable NYSE rules and as determined by the Board of Directors in its business judgment. When and as required by applicable law and rules of the SEC, at least one member shall be a “financial expert” within the meaning of such laws and rules and as determined by the Board in its business judgment, or in the alternative, the Company shall make appropriate disclosures as required by applicable SEC rules explaining why there is not a member of the Committee who is a “financial expert”.

2.

No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee, and discloses this determination in the Company’s annual proxy statement. No member of the Committee may receive any compensation from the Company other than (i) director’s fees, which may be received in cash, stock or other in-kind consideration ordinarily available to directors; (ii) a pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that other directors receive. No member of the Committee may be an affiliated person of the Company or its subsidiaries.

3.

Members shall be appointed by the Board of Directors based on nominations recommended by the Company’s Corporate Governance and Nominating Committee, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

4.	The Board shall designate one member of the Committee as its chairperson.

B.	STATEMENT OF POLICY

1.

The Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, the investment community, and others relating to the Company’s financial statements, the financial reporting practices of the

Company, the systems of internal accounting and financial controls and disclosure controls, the internal audit functions, the annual independent audit of the Company’s financial statements, and the review of the independence and objectivity of outside auditors and matters pertaining to environment, health, safety and social responsibility (“EHS & SR”), compliance and risk management.

2.

In fulfilling its duties, the Committee should maintain free and open communication between the Committee, the Board of Directors, independent registered public accountants, the internal auditors and management of the Company. The foregoing shall have direct and unfettered access to members of the Committee both at and between meetings of the Committee.

C.	PURPOSES OF THE AUDIT COMMITTEE:

The purposes of the Committee are to:

1.

Assist Board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accountants’ qualifications and independence and objectivity of the independent registered public accountants, (iv) the performance of the independent registered public accountants and the Company’s internal audit function, and (v) the effectiveness of the Company’s internal control over financial reporting;

2.	Prepare the report required to be prepared by the Committee pursuant to SEC rules for inclusion in the Company’s annual proxy statement.

3.	Provide oversight and make recommendations to the Board of Directors with respect to Hess Corporation’s policies, positions and systems for EHS & SR, compliance and risk management.

The function of the Committee is oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements for maintaining appropriate accounting and financial reporting principles and policies, and for establishing and maintaining internal control over financial reporting, and for ensuring appropriate EHS & SR policies and risk management principles are in place. Management and the internal auditing departments are responsible for maintaining internal controls and procedures that provide for compliance with accounting and EHS & SR standards and applicable laws and regulations. The independent registered public accountants are responsible for planning and carrying out an audit of the Company’s annual financial statements, in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) assessing the effectiveness of internal controls over financial reporting, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting, EHS & SR, compliance, risk management or auditing. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing procedures or reviews or to set auditor independence standards. Each member of the Audit Committee shall be entitled in his or her reasonable judgment to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

D.	MEETINGS OF THE AUDIT COMMITTEE

The Committee shall meet at least once every fiscal quarter. The Committee shall meet separately periodically at such times as it deems appropriate with management, the director of the internal auditing department and the independent registered public accountants to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent registered public accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

E.	DUTIES AND POWERS OF THE AUDIT COMMITTEE

To carry out its purposes, the Committee shall have the following duties and powers:

1.	With respect to the independent registered public accounts,

(i)	to retain and terminate the independent registered public accountants (subject, if applicable, to shareholder ratification);

(ii)	to pre-approve all audit engagement fees and terms;

(iii)

to pre-approve all non-audit services permitted to be provided to this Company by the independent registered public accountants and receive certain disclosures regarding non-prohibited tax services when and as required by applicable law and SEC and accounting rules; provided, however, that for this purpose the Committee may delegate authority to one of its members, but any approval of non-audit services pursuant to such delegation shall be presented to the Committee at its next scheduled meeting;

(iv)

to require that the independent registered public accountants prepare and deliver annually a formal written statement (the “Auditors’ Statement”) describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or PCAOB review, investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the independent registered public accountants and the Company, including each non-audit service provided to the Company and the matters set forth in PCAOB Ethics and Independence Rule 3526;

(v)

to discuss with the independent registered public accountants any relationships or services disclosed in the Auditors’ Statement that may impact the quality of audit services or the objectivity and independence of the independent registered public accountants;

(vi)

to require the independent registered public accountants to submit to the Company annually a formal written statement of the fees billed for each of the following categories of services rendered by the independent registered public accountants: (i) the audit of the Company’s annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company’s Quarterly Reports on Form l0-Q for that fiscal year; (ii) audited related services for the most recent fiscal year (iii) tax and tax-related services for the most recent fiscal year and (iv) all other services rendered by the independent registered public accountants for the most recent fiscal year, in the aggregate and by each service;

(vii)

if applicable, to consider whether the independent registered public accountants provision of (a) tax-related services and (b) other non-audit services to the Company is compatible with maintaining the independence of the independent registered public accountants;

(viii)	to review and evaluate the experience, qualifications, performance and independence of the senior members of the independent registered public accountants;

(ix)	to discuss with management the timing and process for implementing the rotation of the lead audit partner and the reviewing partner when and as required by applicable law and SEC rules;

(x)

to take into account the opinions of management and the Company’s internal auditors in assessing the independent registered public accountants experience, qualifications, performance, independence and objectivity; and

(xi)	to instruct the independent registered public accountants that they are ultimately accountable to the Board and the Committee, as representatives of the shareholders.

2.	With respect to the internal auditing departments,

(i)	to review the appointment and replacement of the director of an internal auditing department;

(ii)	to review with the director of an internal audit department the qualifications and staffing of the internal audit departments and the scope of the audit programs; and

(iii)

to receive from the director of the internal auditing department summaries of and, as appropriate, the significant reports to management prepared by the internal auditing departments and management’s responses thereto;

3.	With respect to financial and EHS & SR reporting principles and policies and internal controls and procedures,

(i)

to advise management, the internal auditing department and the independent registered public accountants that they are expected to provide to the Committee a timely analysis of significant financial reporting issues and practices;

(ii)

to consider any reports or communications (and management’s and or the internal audit department’s responses thereto) submitted to the Committee by the independent registered public accountants required by or referred to in Statement of Auditing Standards No. 114, as may be modified or supplemented, including reports and communications related to deficiencies in the design or operation of internal controls, fraud, illegal acts, audit adjustments and the independent registered public accountants’ judgments about the quality of the entity’s accounting principles;

(iii)

to review management’s report on its assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year and the independent registered public accountants’ report on the effectiveness of internal control over financial reporting;

(iv)	to meet with management, and, if appropriate, the independent registered public accountants and the director of the internal auditing department:

•

to discuss, as appropriate: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material or significant control deficiencies; (b) analyses prepared by management and/or the independent registered public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company and (d) earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information);

•	to review the adequacy of internal controls and disclosure controls, including controls over quarterly financial reporting, computerized information systems and security;

•	to discuss the scope of the annual audits;

•

to discuss the annual audited financial statements and quarterly financial statements prior to their release, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•

to discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent registered public accountants, relating to the Company’s financial statements;

•

to discuss any difficulties the independent registered public accountants encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management;

•

to discuss any uncorrected misstatements related to the accounts and disclosures—that were proposed by the independent registered public accountant, including the basis for the determination that the uncorrected misstatements were immaterial (including the qualitative factors considered), any corrected misstatements, other than those that are clearly trivial, related to accounts and disclosures that might not have been detected except through the auditing procedures performed, including a discussion of the implications that such corrected misstatements might have on the Corporation’s financial reporting, any communications between the audit team and their national office with respect to significant auditing or accounting issues presented by the engagement and any “management” or “internal control” letter issued, or proposed to be issued, by the independent registered public accountants to the Company;

•	to review the form of opinion the independent registered public accountants propose to render to the Board of Directors and shareholders; and

•

to discuss significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the independent registered public accountants, the internal auditing departments or management.

(v)

to obtain from the independent registered public accountants assurance that the audit was conducted in a manner consistent with Section l0A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934;

(vi)	to discuss with the Company’s General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

(vii)	to review and discuss earnings press releases prior to their release;

(viii)	to discuss the types of financial information and earnings guidance provided, and the types of presentations made, to analysts and rating agencies;

(ix)	to establish clear hiring policies for employees or former employees of the independent registered public accountants;

(x)

when and as required by applicable law and SEC rules, to establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

(xi)

to review and approve all related party transactions required to be disclosed pursuant to SEC Regulations S-K, Item 404, and discuss with management the business rationale for the transactions and whether appropriate disclosures have been made.

(xii)

to make a determination of whether it is appropriate for the Company to enter into swaps that are exempt from the requirements of sections 2(h)(1) and 2 (h)(8) of the Commodity Exchange Act and in making such determination of the Committee shall consider the Company’s then-current hedging strategy and recommendations of senior management of the Company.

4.	With respect to reporting and recommendations,

(i)	to prepare any report or other disclosures, including any recommendation of the Committee, required by the rules of the SEC to be included in the Company’s annual proxy statement;

(ii)	to review this Charter at least annually and recommend any changes to the full Board of Directors;

(iii)

to report regularly to the Board of Directors as it deems appropriate and, at a minimum, report to the Board of Directors after each of its meetings either at the Board meeting which immediately follows the meeting of the Committee or at the next succeeding Board meeting and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate; and

(iv)

to prepare and review with the Board of Directors an annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this Charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board of Directors may take the form of an oral report by the Chairperson of the Committee or any other member of the Committee designated by the Committee to make the report.

5.	With respect to EHS&SR, risk and compliance oversight,

(i)	to discuss policies with respect to EHS&SR, risk assessment and risk management, and compliance;

(ii)

to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, to discuss the Company’s major financial and EHS&SR risk exposures and the steps management has taken to monitor and control such exposures, and consider the risk of employees overriding the Company’s internal controls;

(iii)	to periodically review and make recommendations to the Board on, and monitor the Company’s compliance with, the Company’s policies, programs and practices concerning EHS&SR issues;

(iv)	to monitor compliance with the Company’s system of internal controls over EHS&SR regulatory requirements, industry standards, and internal policies, programs and practices;

(v)	review mitigation and remedial actions in response to EHS&SR risks and exposures, and review emergency response planning procedures for EHS&SR areas;

(vi)

to review and oversee Hess’ compliance program, including but not limited to, evaluating its effectiveness and receiving updates about the activities of the chief compliance officer and other compliance personnel;

(vii)

to review and evaluate internal reports, including reports to the Company’s hotline, and external data to assess whether there are significant concerns regarding Hess’ compliance practices and at least annually, receive a report from the chief compliance officer regarding significant compliance investigations;

(viii)	to review the status of Hess’ compliance with relevant laws, regulations and internal procedures; and

(ix)	to oversee, review compliance with, and periodically update the company’s code of business conduct and ethics and review the company’s system to monitor compliance with and enforce this code.

F.	RESOURCES AND AUTHORITY OF THE AUDIT COMMITTEE

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to form sub-committees of its members in discharging its responsibilities, and to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts, as it deems appropriate, without seeking approval of the Board of Directors or management.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on May 3, 2016.
Vote by Internet
• Go to www.envisionreports.com/HES
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - R.F. CHASE	☐	☐	☐	02 - T.J. CHECKI	☐	☐	☐	03 - J.B. HESS	☐	☐	☐
	04 - E.E. HOLIDAY	☐	☐	☐	05 - R. LAVIZZO-MOUREY	☐	☐	☐	06 - D. MCMANUS	☐	☐	☐
	07 - K.O. MEYERS	☐	☐	☐	08 - J.H. MULLIN III	☐	☐	☐	09 - J.H. QUIGLEY	☐	☐	☐
	10 - F.G. REYNOLDS	☐	☐	☐	11 - W.G. SCHRADER	☐	☐	☐

The Board recommends a vote FOR Proposals 2, 3 and 4.	The Board recommends a vote AGAINST Proposal 5.

		For	Against	Abstain			For	Against	Abstain

2.	Advisory approval of the compensation of our named executive officers.	☐	☐	☐	5.	Stockholder proposal, if properly presented at the meeting, recommending a scenario analysis report regarding carbon asset risk.	☐	☐	☐
3.	Ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year ending December 31, 2016.	☐	☐	☐
4.	Approval of the performance incentive plan for senior officers.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

02AY0D

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 4, 2016.

The Notice of Meeting, the 2016 Proxy Statement and the 2015 Annual Report to Stockholders are available at:

www.envisionreports.com/HES

All stockholders are cordially invited to attend the Annual Meeting,

although only stockholders of record at the close of business on March 17, 2016,

the record date for the Annual Meeting, will be entitled to vote at the meeting.

Directions to attend the Annual Meeting, where you may vote in person, can be found at:

www.hess.com/company/hess-offices

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Hess Corporation +
Notice of 2016 Annual Meeting of Stockholders

1501 McKinney Street, Houston, TX 77010 Proxy Solicited by Board of Directors for Annual Meeting — May 4, 2016 at 9:00 a.m.

The undersigned hereby appoints JOHN B. HESS, GREGORY P. HILL and TIMOTHY B. GOODELL, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hess Corporation to be held at Hess Corporation, 1501 McKinney Street, Houston, Texas 77010, on May 4, 2016, at 9:00 a.m., local time, and all adjournments or postponements thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournment or postponements thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournment or postponements thereof.

Please indicate on the reverse side of this card how your stock is to be voted.

If not otherwise specified, shares will be voted FOR all nominees in Proposal 1, FOR Proposals 2, 3 and 4, and will be voted AGAINST Proposal 5, each as set forth on the reverse side of this card.

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on May 3, 2016.
Vote by Internet
• Go to www.envisionreports.com/HES
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - R.F. CHASE	☐	☐	☐	02 - T.J. CHECKI	☐	☐	☐	03 - J.B. HESS	☐	☐	☐
	04 - E.E. HOLIDAY	☐	☐	☐	05 - R. LAVIZZO-MOUREY	☐	☐	☐	06 - D. MCMANUS	☐	☐	☐
	07 - K.O. MEYERS	☐	☐	☐	08 - J.H. MULLIN III	☐	☐	☐	09 - J.H. QUIGLEY	☐	☐	☐
	10 - F.G. REYNOLDS	☐	☐	☐	11 - W.G. SCHRADER	☐	☐	☐

The Board recommends a vote FOR Proposals 2, 3 and 4.	The Board recommends a vote AGAINST Proposal 5.

		For	Against	Abstain			For	Against	Abstain

2.	Advisory approval of the compensation of our named executive officers.	☐	☐	☐	5.	Stockholder proposal, if properly presented at the meeting, recommending a scenario analysis report regarding carbon asset risk.	☐	☐	☐
3.	Ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year ending December 31, 2016.	☐	☐	☐
4.	Approval of the performance incentive plan for senior officers.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

02AY3C

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 4, 2016.

The Notice of Meeting, the 2016 Proxy Statement and the 2015 Annual Report to Stockholders are available at:

www.envisionreports.com/HES

All stockholders are cordially invited to attend the Annual Meeting,

although only stockholders of record at the close of business on March 17, 2016,

the record date for the Annual Meeting, will be entitled to vote at the meeting.

Directions to attend the Annual Meeting, where you may vote in person, can be found at:

www.hess.com/company/hess-offices

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Hess Corporation +
Notice of 2016 Annual Meeting of Stockholders

1501 McKinney Street, Houston, TX 77010 Proxy Solicited by Board of Directors for Annual Meeting — May 4, 2016 at 9:00 a.m.

The undersigned hereby appoints JOHN B. HESS, GREGORY P. HILL and TIMOTHY B. GOODELL, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hess Corporation to be held at Hess Corporation, 1501 McKinney Street, Houston, Texas 77010, on May 4, 2016, at 9:00 a.m., local time, and all adjournments or postponements thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournment or postponements thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournment or postponements thereof.

Please indicate on the reverse side of this card how your stock is to be voted.

If not otherwise specified, shares will be voted FOR all nominees in Proposal 1, FOR Proposals 2, 3 and 4, and will be voted AGAINST Proposal 5, each as set forth on the reverse side of this card.

Additional instructions for Hess Corporation Savings Plan Participants: Participants and Beneficiaries who do not vote the stock in the Company Stock Fund attributable to their accounts shall be deemed to have directed J.P. Morgan as Trustee to vote such stock on each proposal in the same proportion as other participants in the plan vote.

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+